NIAGARA CORPORATION
                                (THE "PARENT")

                           NIAGARA COLD DRAWN CORP.
                               (THE "COMPANY")

                            LASALLE STEEL COMPANY
                                 ("LASALLE")

                    ______________________________________

                      NOTE AND STOCK PURCHASE AGREEMENT
                    ______________________________________

                          DATED AS OF APRIL 18, 1997

                                $20,000,000
                12.5% SENIOR SUBORDINATED NOTES DUE APRIL 18, 2005
                             (ISSUED BY THE COMPANY)

                            285,715 SHARES OF COMMON STOCK
                               (ISSUED BY THE PARENT)


                              TABLE OF CONTENTS
                        (NOT A PART OF THE AGREEMENT)

                                                               PAGE

          1.   SALE AND PURCHASE OF NOTES AND PURCHASER
               SHARES . . . . . . . . . . . . . . . . . . . . . . 1
               1.1  Authorization of Notes  . . . . . . . . . .   1
               1.2  Authorization of Purchaser Shares . . . . .   2
               1.3  The Closing . . . . . . . . . . . . . . . .   2

          2.   WARRANTIES AND REPRESENTATIONS OF THE OBLIGORS .   3

          3.   CLOSING CONDITIONS . . . . . . . . . . . . . . .   3

          4.   PAYMENTS ON NOTES  . . . . . . . . . . . . . . .   3
               4.1  Interest Payments on Notes  . . . . . . . .   3
               4.2  Payments on Notes at Maturity . . . . . . .   4
               4.3  Optional Prepayment . . . . . . . . . . . .   4
               4.4  Mandatory Prepayment with Proceeds of
                     Exercise of 1993 Warrants, etc.  . . . . .   4
               4.5  Allocation of Partial Prepayments . . . . .   6
               4.6  Change in Control, Offer to Prepay, etc.  .   6
               4.7  Maturity, Surrender, etc. . . . . . . . . .   9
               4.8  Purchase of Notes . . . . . . . . . . . . .   9
               4.9  Place of Payment  . . . . . . . . . . . . .   9
               4.10  Home Office Payment  . . . . . . . . . . .   9

          5.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES  .  10
               5.1  Registration of Notes . . . . . . . . . . .  10
               5.2  Transfer and Exchange of Notes  . . . . . .  10
               5.3  Replacement of Notes  . . . . . . . . . . .  11

          6.   AFFIRMATIVE COVENANTS  . . . . . . . . . . . . .  11
               6.1  Ownership Structure . . . . . . . . . . . .  11
               6.2  Maintenance of Properties, Conduct of
                     Business . . . . . . . . . . . . . . . . .  12
               6.3  Compliance with Law . . . . . . . . . . . .  12
               6.4  Books and Records . . . . . . . . . . . . .  12
               6.5  Corporate Existence, etc. . . . . . . . . .  13
               6.6  Payment of Taxes and Claims . . . . . . . .  13
               6.7  Insurance . . . . . . . . . . . . . . . . .  13
               6.8  Guaranties by Subsidiaries  . . . . . . . .  13

          7.   NEGATIVE COVENANTS . . . . . . . . . . . . . . .  14
               7.1  No Amendments, etc. re 1993 Warrants  . . .  14
               7.2  Amendment of Senior Credit Agreement  . . .  14
               7.3  Indebtedness  . . . . . . . . . . . . . . .  15
               7.4  Liens . . . . . . . . . . . . . . . . . . .  17
               7.5  Net Worth . . . . . . . . . . . . . . . . .  19
               7.6  Interest Coverage . . . . . . . . . . . . .  19
               7.7  Prohibition on Fundamental Changes  . . . .  19
               7.8  Asset Dispositions  . . . . . . . . . . . .  20
               7.9  Loans, Advances and Investments . . . . . .  22
               7.10  Dividends, etc.  . . . . . . . . . . . . .  23
               7.11  Affiliate Transactions . . . . . . . . . .  23
               7.12  Parent Holding Company . . . . . . . . . .  23
               7.13  Indebtedness, etc. of the Parent . . . . .  24

          8.   INFORMATION COVENANTS  . . . . . . . . . . . . .  25
               8.1  Financial and Business Information  . . . .  25
               8.2  Officer's Certificate . . . . . . . . . . .  29
               8.3  Inspection  . . . . . . . . . . . . . . . .  29

          9.   EVENTS OF DEFAULT  . . . . . . . . . . . . . . .  30

          10.  REMEDIES ON DEFAULT, ETC.  . . . . . . . . . . .  33
               10.1  Acceleration . . . . . . . . . . . . . . .  33
               10.2  Other Remedies . . . . . . . . . . . . . .  34
               10.3  Rescission . . . . . . . . . . . . . . . .  34
               10.4  No Waivers or Election of Remedies,
                     Expenses, etc. . . . . . . . . . . . . . .  35

          11.  SUBORDINATION  . . . . . . . . . . . . . . . . .  35
               11.1  General  . . . . . . . . . . . . . . . . .  35
               11.2  Insolvency, etc. . . . . . . . . . . . . .  35
               11.3  Blockage of Payments on Subordinated
                     Debt . . . . . . . . . . . . . . . . . . .  36
               11.4  Subordinated Debt Payments and Remedies  .  39
               11.5  Turnover of Payments . . . . . . . . . . .  40
               11.6  Obligations Not Impaired . . . . . . . . .  40
               11.7  Payment of Senior Debt; Subrogation  . . .  41
               11.8  Reliance of Holders of Senior Debt . . . .  41
               11.9  Security . . . . . . . . . . . . . . . . .  41
               11.10  Changes in Holders of Senior Debt . . . .  41

          12.  INTERPRETATION OF AGREEMENT  . . . . . . . . . .  42
               12.1  Terms Defined  . . . . . . . . . . . . . .  42
               12.2  Accounting Principles  . . . . . . . . . .  63

          13.  PURCHASER REPRESENTATIONS, ETC.  . . . . . . . .  63
               13.1  Purchase for Investment  . . . . . . . . .  63
               13.2  Source of Funds  . . . . . . . . . . . . .  64

          14.  EXPENSES, ETC. . . . . . . . . . . . . . . . . .  65
               14.1  Transaction Expenses . . . . . . . . . . .  65
               14.2  Survival . . . . . . . . . . . . . . . . .  66

          15.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . .  66

          16.  AMENDMENT AND WAIVER . . . . . . . . . . . . . .  66
               16.1  Requirements . . . . . . . . . . . . . . .  66
               16.2  Solicitation of Holders of Notes . . . . .  67
               16.3  Binding Effect, etc. . . . . . . . . . . .  67
               16.4  Notes held by Obligors, etc. . . . . . . .  68

          17.  NOTICES  . . . . . . . . . . . . . . . . . . . .  68

          18.  REPRODUCTION OF DOCUMENTS  . . . . . . . . . . .  69

          19.  MISCELLANEOUS  . . . . . . . . . . . . . . . . .  69
               19.1  Successors and Assigns . . . . . . . . . .  69
               19.2  Payments, Miscellaneous  . . . . . . . . .  69
               19.3  Severability . . . . . . . . . . . . . . .  70
               19.4  Directly or Indirectly . . . . . . . . . .  70
               19.5  Section Headings and Table of Contents,
                     etc. . . . . . . . . . . . . . . . . . . .  70
               19.6  Construction . . . . . . . . . . . . . . .  70
               19.7  Counterparts . . . . . . . . . . . . . . .  71
               19.8  Governing Law  . . . . . . . . . . . . . .  71
               19.9  Certain Changes in GAAP  . . . . . . . . .  71


          Annex 1       --  Information as to Purchasers
          Annex 2       --  Payment Instructions at Closing
          Annex 3       --  Information as to Obligors, etc.

          Attachment A  --  Warranties and Representations of the
                            Obligors
          Attachment B  --  Closing Conditions

          Exhibit A     --  Form of 12.5% Senior Subordinated Note
                            due April 18, 2005
          Exhibit B1    --  Form of Closing Opinion of Counsel for
                            the Obligors
          Exhibit B2    --  Form of Closing Opinion of Special
                            Counsel for the Purchasers
          Exhibit C1    --  Form of Parent Guaranty Agreement
          Exhibit C2    --  Form of LaSalle Guaranty Agreement
          Exhibit D     --  Form of Stockholders Agreement
          Exhibit E     --  Originally Scheduled Senior Term Loan
                            Principal Payments


                             NIAGARA CORPORATION

                           NIAGARA COLD DRAWN CORP.

                            LASALLE STEEL COMPANY

                       _______________________________

                      NOTE AND STOCK PURCHASE AGREEMENT
                      _________________________________

                                 $20,000,000
                 12.5% SENIOR SUBORDINATED NOTES DUE APRIL 18, 2005
                           (ISSUED BY THE COMPANY)

                         285,715 SHARES OF COMMON STOCK
                             (ISSUED BY THE PARENT)

                                        Dated as of April 18, 1997

          [SEPARATELY ADDRESSED TO EACH OF THE
          PURCHASERS LISTED IN ANNEX 1]

          Ladies and Gentlemen:

               NIAGARA CORPORATION a Delaware corporation (together with its successors and assigns, the "PARENT"), NIAGARA COLD DRAWN CORP., a Delaware corporation (together with its successors and assigns, the "COMPANY"), and LASALLE STEEL COMPANY, a Delaware corporation (together with its successors and assigns, "LASALLE"), hereby agree with you as follows:

          1.   SALE AND PURCHASE OF NOTES AND PURCHASER SHARES

               1.1  AUTHORIZATION OF NOTES.

               The Company will authorize the issuance and sale pursuant to the Note and Stock Purchase Agreements of $20,000,000 in aggregate principal amount of its 12.5% Senior Subordinated Notes due April 18, 2005 (all such notes, whether initially issued, or issued in exchange or substitution for, any such note, in each case in accordance with the Note and Stock Purchase Agreements, and as amended, restated or otherwise modified from time to time, the "NOTES"). The Notes shall be substantially in the form of Exhibit A and shall have the terms as herein and therein provided.

               1.2  AUTHORIZATION OF PURCHASER SHARES.

               The Parent will authorize the issuance of 285,715 shares of Parent Common Stock to be sold pursuant to the Note and Stock Purchase Agreements (such shares of Parent Common Stock being referred to herein as the "PURCHASER SHARES").

               1.3  THE CLOSING.

                    (i) SALE AND PURCHASE OF NOTES. The Company hereby agrees to sell to you and you hereby agree to purchase from the Company, in accordance with the provisions hereof, the aggregate principal amount of Notes set forth below your name in Annex 1 at a purchase price of 93.39284065% of the principal amount thereof.

                    (ii)  SALE AND PURCHASE OF PURCHASER SHARES.
          The Parent hereby agrees to sell to you and you hereby agree to purchase from the Parent, in accordance with the provisions hereof, the aggregate number of Purchaser Shares set forth below your name in Annex 1 at a purchase price of $4-5/8 per share.

                    (iii)  THE CLOSING.  The closing (the
          "CLOSING") of the Company's sale of Notes and the Parent's sale of Purchaser Shares will occur on April 18, 1997 (the "CLOSING DATE"). The Closing will be held at 10:00 a.m., local time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022. At the Closing,

                         (A)  the Company will deliver to you one
               or more Notes (as indicated below your name in Annex 1), in the denominations indicated in Annex 1, in the aggregate principal amount of your purchase of Notes, dated the Closing Date and registered as indicated in Annex 1, and

                         (B)  the Parent will deliver to you one or
               more certificates evidencing the number of Purchaser Shares to be purchased by you, as indicated in Annex 1, and registered as indicated in Annex 1,

          against payment by federal funds wire transfer in immediately available funds of the aggregate purchase price of the Notes and Purchaser Shares being purchased by you, as directed by the Parent and the Company in Annex 2.

                    (iv) OTHER PURCHASERS. Contemporaneously with the execution and delivery hereof, the Parent, the Company and LaSalle are entering into a separate Note and Stock Purchase Agreement identical (except for the name and signature of the purchaser) hereto (as they may be amended, restated or otherwise modified from time to time, this Agreement and such other separate Note and Stock Purchase Agreements, collectively, the "NOTE AND STOCK PURCHASE AGREEMENTS") with each other purchaser (collectively, the "OTHER PURCHASERS") listed in Annex 1, providing for the sale to each Other Purchaser of Notes in the aggregate principal amount, and the number of shares of Purchaser Shares, set forth below such Purchaser's name in such Annex. The sales of the Notes and Purchaser Shares to you and to each Other Purchaser are to be separate sales.

          2.   WARRANTIES AND REPRESENTATIONS OF THE OBLIGORS

               To induce you to enter into this Agreement and to purchase and pay for the Notes and the Purchaser Shares to be delivered to you at the Closing, each of the Parent, the Company and LaSalle makes the warranties and representations set forth in Attachment A, effective as of the date of the Parent's, the Company's and LaSalle's execution of this Agreement and as of the Closing Date, which are incorporated herein by reference with the same force and effect as though set forth herein in full.

          3.   CLOSING CONDITIONS

               Your obligations under this Agreement, including, without limitation, the obligation to purchase and pay for the Notes and the Purchaser Shares to be delivered to you at the Closing, are subject to the conditions precedent set forth in Attachment B, which are incorporated herein by reference with the same force and effect as though set forth herein in full, and the failure of any one or more of such conditions to be satisfied shall, at your election, relieve you of all such obligations. The failure of any one or more of such conditions to be satisfied shall not operate to relieve the Parent, the Company or LaSalle of their respective obligations hereunder or to waive any of your rights against the Parent, the Company or LaSalle.

          4.   PAYMENTS ON NOTES

               4.1  INTEREST PAYMENTS ON NOTES.

               The Company shall pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance of each Note from the date of such Note at the rate of 12.5% per annum, semi-annually on April 18 and October 18 in each year, commencing on the payment date next succeeding the date of such Note, until the principal amount of such Note in respect of which such interest shall have accrued shall become due and payable; and shall pay on demand interest on any overdue principal (including any overdue prepayment of principal) and Prepayment Compensation, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at a rate equal to the Default Rate.

               4.2  PAYMENTS ON NOTES AT MATURITY.

               The entire outstanding principal amount of, and the interest then due on, the Notes shall become due and payable on April 18, 2005.

               4.3  OPTIONAL PREPAYMENT.

               The Company may, at its option, upon notice as provided below, prepay at any time on or after August 13, 2000 (or, if a 1993 Warrant Call Option Event shall have occurred and a prepayment of Notes pursuant to Section 4.4(b) shall have been effected, the Company may, at its option, upon notice as provided below, prepay at any time, whether or not on or after August 13, 2000) all, or from time to time on or after such date any part of, the Notes (in an amount not less than $1,000,000 in the case of a partial prepayment), at 100% of the principal amount so prepaid, plus the Prepayment Compensation determined for the prepayment date with respect to such principal amount, together with interest on such Notes accrued to the date of prepayment. The Company will give each holder of Notes written notice of each optional prepayment under this Section 4.3 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 4.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

               4.4 MANDATORY PREPAYMENT WITH PROCEEDS OF EXERCISE OF 1993 WARRANTS, ETC.

                    (i) 1993 WARRANT CALL OPTION EVENT, EXERCISE. Upon the occurrence of a 1993 Warrant Call Option Event, the Parent will, at the earliest time permitted under the terms of the 1993 Warrant Agreement, exercise its option thereunder to call all of the issued and then outstanding 1993 Warrants for redemption. The Parent will, within three Business Days of the occurrence of a 1993 Warrant Call Option Event, give written notice of such occurrence, and of the exercise required by the preceding sentence, to each holder of Notes, specifying in such notice the date fixed for such redemption pursuant to the terms of the 1993 Warrant Agreement (which redemption date shall be not earlier than 30 days, and not later than 90 days, after the occurrence of such 1993 Warrant Call Option Event).

                    (ii)  PREPAYMENT FOLLOWING 1993 WARRANT CALL
          OPTION EVENT. Following the occurrence of any 1993 Warrant Call Option Event, the Company shall, upon notice as provided in Section 4.4(d), prepay a principal amount of the Notes equal to 93.457944% of the 1993 Warrant Forced Exercise Net Proceeds Amount determined as of the Business Day immediately following the date fixed for redemption of 1993 Warrants referred to in Section 4.4(a), plus the Prepayment Compensation with respect to such principal amount (the effect of the foregoing provisions of this sentence being that the total of such principal amount of Notes and the Prepayment Compensation with respect to such principal amount shall be equal to such 1993 Warrant Forced Exercise Net Proceeds Amount), together with interest on such Notes accrued to the date of prepayment.

                    (iii)  PREPAYMENT WITH OTHER NET PROCEEDS OF
          EXERCISE OF 1993 WARRANTS. If at any time prior to the occurrence of a 1993 Warrant Call Option Event the 1993 Warrant Exercise Adjusted Net Proceeds Amount shall exceed $1,000,000, the Company shall, upon notice as provided in Section 4.4(d), prepay a principal amount of the Notes equal to 93.457944% of the 1993 Warrant Exercise Adjusted Net Proceeds Amount determined as of the date of such notice, plus the Prepayment Compensation with respect to such principal amount (the effect of the foregoing provisions of this sentence being that the total of such principal amount of Notes and the Prepayment Compensation with respect to such principal amount shall be equal to such 1993 Warrant Exercise Adjusted Net Proceeds Amount), together with interest on such Notes accrued to the date of prepayment. It is understood and agreed that the foregoing provisions of
          Section 4.4(b) and this Section 4.4(c) may require more than one prepayment of the Notes under such Sections, and may require more than one prepayment of the Notes under this Section 4.4(c) alone.

                    (iv) NOTICE OF PREPAYMENT. The Company will give each holder of Notes written notice of each prepayment under this Section 4.4 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, a calculation of the related 1993 Warrant Forced Exercise Net Proceeds Amount or the related 1993 Warrant Exercise Adjusted Net Proceeds Amount, as the case may be, in reasonable detail, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 4.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

                    (v)  PARENT UNDERTAKING TO MAKE PROCEEDS
          AVAILABLE. The Parent will cause all amounts representing each 1993 Warrant Forced Exercise Net Proceeds Amount and each 1993 Warrant Exercise Adjusted Net Proceeds Amount to be made available to the Company for prepayment of Notes as provided in the foregoing provisions of this Section 4.4.

                    (vi)  BEST EFFORTS TO PREPAY ANY REMAINING
          NOTES.  If, following a prepayment of Notes pursuant to
          Section 4.4(b), any of the Notes are still outstanding and the aggregate principal amount of such Notes is $5,000,000 or less, the Company will use its best efforts to prepay all of the remaining Notes pursuant to Section
          4.3 within 365 days after the occurrence of the 1993 Warrant Call Option Event that led to such prepayment pursuant to Section 4.4(b) (and, if it is unable to so prepay all of the remaining Notes by such date, will continue after such date to use its best efforts to prepay all of the Notes until such time as the Notes shall have been paid in full), provided that nothing in this Section 4.4(f) shall require the Company to borrow any amount under the Senior Credit Agreement in order to enable the Company to make a prepayment of Notes contemplated by this Section 4.4(f).

               4.5  ALLOCATION OF PARTIAL PREPAYMENTS.

               In the case of each partial prepayment of the Notes pursuant to Section 4.3 or Section 4.4, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore prepaid.

               4.6  CHANGE IN CONTROL, OFFER TO PREPAY, ETC.

                    (i)  NOTICE OF CHANGE IN CONTROL OR CONTROL
          EVENT. The Company will, within three Business Days after any Responsible Officer of the Parent or the Company has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes (by telecopy transmission and, simultaneously with the sending of such telecopied notice, by sending a copy of such notice to each such holder via an overnight courier of national reputation) unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to clause (b) of this Section 4.6. If the Company shall not have received a written response to such first notice from each holder of Notes within ten days after the transmission of such telecopy thereof, then the Company will immediately send a second written notice via an overnight courier of national reputation to each holder of Notes who shall have not previously responded to the Company. If a Change in Control has occurred, such notices shall contain and constitute an offer to prepay Notes as described in clause (c) of this
          Section 4.6 and shall be accompanied by the certificate described in clause (g) of this Section 4.6.

                    (ii) CONDITION TO COMPANY ACTION. Neither the Parent nor the Company will take any action that consummates or finalizes a Change in Control unless
          (i) at least 30 days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in clause (c) of this Section 4.6, accompanied by the certificate described in clause (g) of this Section 4.6, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this
          Section 4.6.

                    (iii)  OFFER TO PREPAY NOTES.  The offer to
          prepay Notes contemplated by clauses (a) and (b) of this
          Section 4.6 shall be a written offer to prepay, in accordance with and subject to this Section 4.6, all, but not less than all, the Notes held by each holder on a date specified in such offer (the "PROPOSED PREPAYMENT DATE"). If such Proposed Prepayment Date is in connection with an offer contemplated by clause (a) of this Section 4.6, such date shall be not less than 30 days and not more than 60 days after the date of the first notice referred to in clause (a) of this Section
          4.6 (if the Proposed Prepayment Date shall not be specified in such first notice, the Proposed Prepayment Date shall be the 30th day after the date of such notice).

                    (iv) ACCEPTANCE, REJECTION. A holder of Notes may accept the offer to prepay made pursuant to this
          Section 4.6 by causing a notice of such acceptance to be delivered to the Company at least ten days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond (by such time) to an offer to prepay made pursuant to this Section 4.6 shall be deemed to constitute an acceptance of such offer by such holder.

                    (v) PREPAYMENT. Prepayment of the Notes to be prepaid pursuant to this Section 4.6 shall be at 100% of the principal amount of such Notes, plus the Prepayment Compensation for the date of prepayment with respect to such principal amount, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date except as provided in clause (f) of this Section 4.6.

                    (vi) DEFERRAL PENDING CHANGE IN CONTROL. The obligation of the Company to prepay Notes pursuant to the offers required by clause (b) and accepted in accordance with clause (d) of this Section 4.6 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Parent and the Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Parent or the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 4.6 in respect of such Change in Control shall be deemed rescinded).

                    (vii)  OFFICER'S CERTIFICATE.  Each offer to
          prepay the Notes pursuant to this Section 4.6 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date;
          (ii) that such offer is made pursuant to this
          Section 4.6; (iii) the principal amount of each Note offered to be prepaid; (iv) the Prepayment Compensation, as of the Proposed Prepayment Date, with respect to the principal amount of each Note offered to be prepaid; (v) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date;
          (vi) that the conditions of this Section 4.6 have been fulfilled; and (vii) in reasonable detail, the nature and date or proposed date of the Change in Control.

                    (viii) COMPANY'S OPTION TO FORCE ACCEPTANCE. Notwithstanding the foregoing provisions of this Section 4.6, in the case of a Change in Control pursuant to clause (a) of the definition of Change in Control in connection with which Mr. Scharf has disposed of all of his Capital Stock, 1993 Warrants and other equity interests in the Parent (but not less than all of such Capital Stock, 1993 Warrants and other equity interests), if each notice to holders of Notes contemplated by clause
          (a) of this Section 4.6 that (pursuant to such clause
          (a)) contains and constitutes an offer to prepay Notes contains the following written statement, then each holder of Notes shall be required to accept, and, upon delivery of all (but not fewer than all) such notices containing such express written statement, all of the holders of Notes shall be deemed to have accepted, for all purposes of this Section 4.6, the offer to prepay Notes referred to in the foregoing provisions of this
          Section 4.6:

                    "THE COMPANY HEREBY EXERCISES ITS OPTION,
                    PURSUANT TO SECTION 4.6(H) OF THE NOTE AND
                    STOCK PURCHASE AGREEMENTS, TO REQUIRE EACH
                    HOLDER OF NOTES TO ACCEPT, AND UPON DELIVERY OF ALL REQUISITE NOTICES CONTAINING THIS EXPRESS WRITTEN STATEMENT OF EXERCISE OF SUCH OPTION ALL OF THE HOLDERS OF NOTES SHALL BE DEEMED TO HAVE ACCEPTED, FOR ALL PURPOSES OF SECTION 4.6 OF THE NOTE AND STOCK PURCHASE AGREEMENTS, THE OFFER TO PREPAY NOTES REFERRED TO IN THE PROVISIONS OF SECTION 4.6 OF THE NOTE AND STOCK PURCHASE AGREEMENTS AND CONTAINED IN AND CONSTITUTED BY THIS NOTICE."

               4.7  MATURITY, SURRENDER, ETC.

               In the case of each prepayment of Notes pursuant to this Section 4, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Prepayment Compensation, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Prepayment Compensation, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

               4.8  PURCHASE OF NOTES.

               Neither the Parent, the Company nor LaSalle will, nor will they permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of the Note and Stock Purchase Agreements and the Notes.
          The Company will promptly cancel all Notes acquired by any Obligor pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of the Note and Stock Purchase Agreements, and no Notes may be issued in substitution or exchange for any such Notes.

               4.9  PLACE OF PAYMENT.

               Subject to Section 4.10, payments of principal, Prepayment Compensation, if any, and interest becoming due and payable on the Notes shall be made in Buffalo, New York at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in the State of New York or the principal office of a bank or trust company in the State of New York.

               4.10  HOME OFFICE PAYMENT.

               So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in
          Section 4.9 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Prepayment Compensation, if any, and interest by the method and at the address specified for such purpose below your name in Annex 1, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 4.9. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 5.2. The Company will afford the benefits of this Section 4.10 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 4.10.

          5.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

               5.1  REGISTRATION OF NOTES.

               The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give or cause to be given to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

               5.2  TRANSFER AND EXCHANGE OF NOTES.

               Upon surrender of any Note at the principal executive office of (or other place designated by the Company in a written notice delivered to all holders of Notes, so long as such place is an office of the Company or the Parent located in the State of New York) the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $250,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $250,000.

               5.3  REPLACEMENT OF NOTES.

               Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

                    (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another beneficial owner of a Note with a minimum net worth of at least $100,000,000, such beneficial owner's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

                    (ii) in the case of mutilation, upon surrender and cancellation thereof,

          the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated
          Note if no interest shall have been paid thereon.

          6.   AFFIRMATIVE COVENANTS

               The Parent, the Company and LaSalle covenant and agree (provided that the Company and LaSalle covenant and agree only as to themselves and their respective Subsidiaries, if any) that on and after the Closing Date and thereafter for so long as any of the Company's obligations under the Note and Stock Purchase Agreements and the Notes shall be outstanding:

               6.1  OWNERSHIP STRUCTURE.

                    (i) The Parent will at all times maintain the Company as a Wholly-Owned Subsidiary of the Parent.

                    (ii)  Subject to Section 7.7(b), the Company
          will at all times maintain LaSalle as a Wholly-Owned
          Subsidiary of the Company.

               6.2  MAINTENANCE OF PROPERTIES, CONDUCT OF BUSINESS.

               The Obligors will, and will cause each of their respective Subsidiaries to, in a manner consistent with their respective past practices, maintain and keep, or cause to be maintained and kept, their respective Properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that (a) this Section shall not prevent the Obligors or any of their respective Subsidiaries from discontinuing the operation and the maintenance of any of their respective Properties if such discontinuance is desirable in the conduct of such Person's business and such Person has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) nothing in this Section shall be construed to adversely affect the rights of any holders of Senior Debt with respect to any Property constituting collateral securing such Senior Debt. The Company and LaSalle will, and will cause each of their respective Subsidiaries to, continue to engage in businesses of the same general types as conducted as of the Closing Date (as disclosed in the Memorandum) by the Company and LaSalle.

               6.3  COMPLIANCE WITH LAW.

               The Obligors will, and will cause each of their respective Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws and the Fair Labor Standards Act of 1938, as amended, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective Properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               6.4  BOOKS AND RECORDS.

               The Obligors will, and will cause each of their respective Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to the Obligors' and such Subsidiaries' businesses and activities.

               6.5  CORPORATE EXISTENCE, ETC.

               The Obligors will at all times preserve and keep in full force and effect their respective corporate existences. Subject to Sections 7.7 and 7.8, the Obligors will at all times preserve and keep in full force and effect the corporate existence of each of their respective Subsidiaries and all rights and franchises of the Obligors and their respective Subsidiaries unless, in the good faith judgment of any such Obligor, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

               6.6  PAYMENT OF TAXES AND CLAIMS.

               The Obligors will, and will cause each of their respective Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their Properties, assets, income or franchises, to the extent such taxes, assessments, charges or levies have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on Properties or assets of an Obligor or any Subsidiary of an Obligor, provided that no Obligor and no Subsidiary of an Obligor need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and such Obligor or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Obligor or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges and levies in the aggregate could not reasonably be expected to have a Material Adverse Effect.

               6.7  INSURANCE.

               The Obligors will, and will cause each of their respective Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective Properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

               6.8  GUARANTIES BY SUBSIDIARIES.

               If the Company or LaSalle at any time forms or acquires a Subsidiary, or in any other manner commences to have a Subsidiary that is not at such time already a Guarantor under a Subsidiary Guaranty Agreement, the Company or LaSalle, as the case may be, will cause such Subsidiary to execute and deliver to each holder of one or more Notes (not later than the earlier of (x) 30 days after such formation, acquisition or other commencing to have or (y) the date on which such Subsidiary becomes a guarantor of, or otherwise becomes contingently or otherwise directly or indirectly in respect of, any Senior Debt) an original guaranty agreement (the LaSalle Guaranty Agreement and any such other guaranty agreement, as the same may be amended, restated or otherwise modified from time to time, being referred to herein collectively as the "SUBSIDIARY GUARANTY AGREEMENTS"), substantially in the form of the LaSalle Guaranty Agreement, and such other resolutions, agreements, documents and instruments as the Required Holders may reasonably request in connection with such Subsidiary Guaranty Agreement. If any Senior Debt is outstanding at such time, then, except as may be otherwise approved in writing by the Company or LaSalle, as the case may be, and the appropriate majority of holders of Senior Debt (as may be required under the Senior Credit Agreement, or as otherwise provided for in the Senior Credit Agreement), each such Subsidiary Guaranty Agreement shall contain subordination provisions in the form set out in
          Section 5 of the LaSalle Guaranty Agreement as in effect on the Closing Date.

          7.   NEGATIVE COVENANTS

               The Parent, the Company and LaSalle covenant and agree (provided that the Company and LaSalle covenant and agree only as to themselves and their respective Subsidiaries, if any) that on and after the Closing Date and thereafter for so long as any of the Company's obligations under the Note and Stock Purchase Agreements and the Notes shall be outstanding:

               7.1  NO AMENDMENTS, ETC. RE 1993 WARRANTS.

               Except with the prior written consent of the holders of at least 80% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Parent, the Company, LaSalle or any of their respective Subsidiaries or Affiliates), the Parent will not agree to extend the expiration date of the 1993 Warrants beyond August 13, 2000 or otherwise permit any amendment, restatement or other modification of the terms of the 1993 Warrant Agreement or the 1993 Warrants.

               7.2  AMENDMENT OF SENIOR CREDIT AGREEMENT.

               Neither the Parent, the Company nor LaSalle will enter into any agreement amending or modifying any provision of the Senior Credit Agreement that would:

                    (i) accelerate the amount or the time of any prepayment or payment of the principal amount of Indebtedness outstanding under the Senior Credit
          Agreement;

                    (ii)  provide for per annum interest rates
          payable on the Indebtedness outstanding under the Senior Credit Agreement (except for the Chattanooga Mortgage Loan Agreement) at any time in excess of 1.00% over the per annum interest rates that would otherwise be payable on such Indebtedness at such time in accordance with the applicable provisions of the Senior Credit Agreement as in effect on the Closing Date; or

                    (iii) (A) result in the event of default provisions and covenant provisions (including, without limitation, any definitions relating to the foregoing), taken as a whole, being materially less favorable to the Company or LaSalle than the event of default provisions and covenant provisions (including, without limitation, any definitions relating to the foregoing), taken as a whole, set forth in the Senior Credit Agreement on the Closing Date; or

                         (B)  reduce the commitment of the lenders
               under the Senior Credit Agreement to provide revolving credit loans to the Company or LaSalle; or

                         (C)  provide for conditions precedent to
               the obligation of the lenders under the Senior Credit Agreement to provide revolving credit loans to the Company or LaSalle from time to time (including, without limitation, any definitions relating to the foregoing), which conditions, taken as a whole, are materially less favorable to the Company or LaSalle than the conditions precedent (including, without limitation, any definitions relating to the foregoing), taken as a whole, set forth in the Senior Credit Agreement as in effect on the Closing Date;

          without, in each case, obtaining the prior written consent of the Required Holders to such amendment or change; provided that nothing in this Section 7.2 shall be construed to restrict any amendment or modification of the Senior Credit Agreement that has the purpose of permitting Incurrences of Senior Debt in excess of the amount of such Incurrences permitted by Section 7.3(a) but not in excess of the additional amount of such Incurrences permitted by Section 7.3(b).

               7.3  INDEBTEDNESS.

               Neither the Company nor LaSalle will, nor will they permit any of their respective Subsidiaries to, directly or indirectly create, incur, assume or otherwise become liable for, any Indebtedness (collectively,
          "INCURRENCES") except:

                    (i)  Senior Debt, provided that, immediately
          after giving effect to any Incurrence of Senior Debt under this clause (a), the outstanding aggregate principal amount of Senior Debt under this clause (a) shall not exceed the Adjusted Base Senior Debt Cap;

                    (ii)  Senior Debt in addition to the Senior
          Debt permitted under the foregoing clause (a), provided that:

                         (A)  the outstanding aggregate principal
               amount of all Senior Debt Incurred under this clause
               (b) shall at no time exceed $101,500,000 minus the Base Senior Debt Cap; and

                         (B)  immediately after giving effect to
               any Incurrence of Senior Debt under this clause (b), the outstanding aggregate principal amount of all Senior Debt (whether or not Incurred under this clause (b)) shall not exceed the lesser of

                              (I)  $101,500,000 minus the Senior
                    Debt Reduction Amount at such time, or

                              (II) the product of (1) four
                    multiplied by (2) Consolidated EBITDA
                    (calculated giving effect to Pro Forma
                    Adjustments, if any) for the then most recently ended period of four consecutive fiscal quarters of the Company;

                    (iii) the Indebtedness evidenced by the Notes, the LaSalle Guaranty Agreement and any other Subsidiary
          Guaranty Agreement;

                    (iv) Indebtedness of the Company to LaSalle or of LaSalle to the Company;

                    (v)  Indebtedness in existence on the Closing
          Date that is described in Part A.16 of Annex 3;

                    (vi)  Indebtedness in addition to the
          Indebtedness permitted under the foregoing clauses (a) through (e), inclusive, provided that, immediately after giving effect to any Incurrence of Indebtedness under this clause (f), the outstanding aggregate principal amount of Indebtedness under this clause (f) shall not exceed $5,000,000;

                    (vii)  Indebtedness in addition to the
          Indebtedness permitted under the foregoing clauses (a) through (f), inclusive, provided that, immediately after giving effect to any Incurrence of Indebtedness under this clause (g), Consolidated Indebtedness shall not exceed the product of (A) five multiplied by (B) Consolidated EBITDA (calculated giving effect to Pro Forma Adjustments, if any) for the then most recently ended period of four consecutive fiscal quarters of the Company; and

                    (viii)  Indebtedness as to which 100% of the
          proceeds of the Incurrence thereof is used by the Company or any Subsidiary of the Company concurrently with such Incurrence to extend (as to time of maturity), refund, refinance or replace Indebtedness that was previously Incurred by such Person pursuant to clause (b) or clause
          (g) of this Section 7.3, provided that (i) the principal amount of any Indebtedness that is Incurred under this clause (h) shall not exceed the principal amount of the Indebtedness being so extended, refunded, refinanced or replaced with the proceeds thereof, and (ii) the terms and provisions of all instruments, agreements and other documents governing or otherwise relating to any Indebtedness that is Incurred under this clause (h) shall not be more onerous to the Company or any of its Subsidiaries than the terms and provisions of the instruments, agreements and other documents governing or otherwise relating to the Indebtedness being so extended, refunded, refinanced or replaced.

          For the purpose of any determination of compliance with clause (b) or clause (g) of this Section 7.3, it shall be assumed that (whether or not it is actually the case that) the maximum permissible principal amount of Indebtedness under clause (a) and clause (f) of this
          Section 7.3 is outstanding at the time of such determination.

               7.4  LIENS.

               Neither the Company nor LaSalle will, nor will they permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist, any Lien upon any of their respective Properties, whether now owned or hereafter acquired, except:

                    (i)  Liens for taxes not yet due or that are
          being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto in accordance with GAAP are maintained on the books of the Person contesting such taxes;

                    (ii)  carriers', warehousemen's, mechanics',
          materialmen's, repairmen's or other like Liens arising in the ordinary course of business in connection with payments that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings;

                    (iii)  pledges or deposits in connection with
          workmen's compensation, unemployment insurance and other social security legislation;

                    (iv)  deposits to secure the performance of
          bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                    (v)  Liens arising from judgments described
          under Section 9(i) that do not constitute an Event of Default;

                    (vi) Liens securing Senior Debt created under the terms of the Senior Security Documents;

                    (vii) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances affecting real Property, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company, LaSalle or any such Subsidiary, provided that such Liens do not, in the aggregate, materially detract from the value of such Property;

                    (viii) any Lien created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of Property (or any improvement thereon) acquired or constructed by the Company or any of its Subsidiaries after the Closing Date, provided that

                         (A)  any such Lien shall extend solely to
               the item or items of such Property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other Property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed Property (or improvement thereon) or which is real Property being improved by such acquired or constructed Property (or improvement thereon),

                         (B)  the principal amount of the
               Indebtedness secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to the Company or such Subsidiary of the Property (or improvement thereon) so acquired or constructed and (B) the Fair Market Value (as determined in good faith by the Company) of such Property (or improvement thereon) at the time of such acquisition or construction, and

                         (C)  any such Lien shall be created
               contemporaneously with, or within 60 days after, the acquisition or construction of such Property; and

                    (ix)  Liens, not otherwise permitted by clauses
          (a) through (h), inclusive, of this Section 7.4, provided that the aggregate amount of Indebtedness secured by all such other Liens under this clause (i) shall not at any time exceed $5,000,000.

               7.5  NET WORTH.

               The Company will not permit the Consolidated Net Worth of the Company and its Subsidiaries, as of the last day of any calendar month, to be less than the sum of the following: (a) $8,000,000, plus (b) 50% of the positive Consolidated Net Income of the Company and its Subsidiaries from the Closing Date through the then most recently concluded calendar month, plus (c) all of the cumulative net proceeds realized by the Company or LaSalle from the issuance or sale of any Capital Stock or other equity interests in the Company or LaSalle from the Closing Date through the then most recently concluded calendar month (provided that nothing in this clause (c) shall be construed to permit non-compliance with Section
          6.1 without the prior written consent of the Required
          Holders).

               7.6  INTEREST COVERAGE.

               The Company will not permit, as of the last day of any calendar quarter, the Consolidated Interest Coverage Ratio of the Company and its Subsidiaries measured for the four consecutive calendar quarters (or for the number of consecutive calendar quarters following the Closing Date to the date of such determination, if during the period commencing with the Closing Date and ending on the one year anniversary thereof) ending on the last day of such calendar quarter to be less than

                    (i)  for any period ending before or on
          December 31, 1998, 1.35 to 1.0, or

                    (ii) for any period ending after December 31, 1998, 1.5 to 1.0.

               7.7  PROHIBITION ON FUNDAMENTAL CHANGES.

               Neither the Company nor LaSalle will, nor will they permit any of their respective Subsidiaries to, make or permit to be made any material change in the character or conduct of the business or operations of the Company, LaSalle or any such Subsidiary, including any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of the business or assets of the Company, LaSalle or any such Subsidiary or acquire by purchase or otherwise all or substantially all the business or assets of, or capital stock or other evidences of beneficial ownership of, any Person, or make any material change in the Company's, LaSalle's or any such Subsidiary's present method of conducting business, except:

                    (i) any Subsidiary of the Company (other than LaSalle) or any Subsidiary of LaSalle may merge into any other Subsidiary of the Company or of LaSalle or with any parent of such Subsidiary (so long as the parent is the survivor of such merger);

                    (ii)  LaSalle may merge into the Company so
          long as the Company is the survivor of such merger; and

                    (iii)  the Company, LaSalle or any of their
          respective Subsidiaries may acquire the assets or Capital Stock of any Subsidiary of the Company or LaSalle, provided that immediately after giving effect to such acquisition no Default or Event of Default exists or would exist.

          Nothing in this Section 7.7 shall be construed to prohibit a conveyance, sale, lease, transfer or other disposition of all or any portion of the Property of any Subsidiary of the Company, or of all or any portion of the Capital Stock issued by any Subsidiary of the Company, so long as such conveyance, sale, lease, transfer or other disposition is effected in full compliance with Section 7.8.

               7.8  ASSET DISPOSITIONS.

               Except as permitted under Section 7.7(c), the Company will not, and will not permit any of its Subsidiaries to, make any Asset Disposition unless:

                    (i) in the good faith opinion of the Company, such Asset Disposition is in exchange for consideration having a Fair Market Value not less than that of the Property exchanged and is in the best interest of the Company or such Subsidiary; and

                    (ii) immediately before, and immediately after giving effect to, such Asset Disposition, no Default or Event of Default exists or would exist.

               In addition, if after giving effect to any Asset
          Disposition,

                         (A)  the Disposition Value of all Property
               that was the subject of any Asset Disposition occurring in the fiscal year of the Company then next ending exceeds 10% of Consolidated Total Assets, determined as of the end of the then most recently completed fiscal quarter of the Company,

                         (B)  the Disposition Value of all Property
               that was the subject of any Asset Disposition occurring during the period commencing on the Closing Date and ending on and including the date of such Asset Disposition exceeds 30% of Consolidated Total Assets, determined as of the end of the then most recently completed fiscal quarter of the Company,

                         (C)  the sum of the EBITDA Contribution
               Percentages of all Property that was the subject of any Asset Disposition occurring in the fiscal year of the Company then next ending exceeds 10%, or

                         (D)  the sum of the EBITDA Contribution
               Percentages of all Property that was the subject of any Asset Disposition occurring during the period commencing on the Closing Date and ending on and including the date of such Asset Disposition exceeds 30%, then the Company and its Subsidiaries shall be required to apply the Net Proceeds Amount with respect to such Asset Disposition to (y) a Senior Debt Payment Application or (z) a Property Reinvestment Application, in each case within six months after such Asset Disposition; provided that in no event shall the Company or any of its Subsidiaries make any Asset Disposition if, immediately after giving effect to such Asset Disposition,

                              (I)  the Disposition Value of all
                    Property that was the subject of any Asset
                    Disposition occurring in the fiscal year of the Company then next ending would exceed 20% of Consolidated Total Assets, determined as of the end of the then most recently completed fiscal quarter of the Company,

                              (II) the Disposition Value of all
                    Property that was the subject of any Asset
                    Disposition occurring during the period
                    commencing on the Closing Date and ending on and including the date of such Asset Disposition would exceed 40% of Consolidated Total Assets, determined as of the end of the then most recently completed fiscal quarter of the Company,

                              (III)     the sum of the EBITDA
                    Contribution Percentages of all Property that was the subject of any Asset Disposition occurring in the fiscal year of the Company then next ending would exceed 20%, or

                              (IV) the sum of the EBITDA
                    Contribution Percentages of all Property that was the subject of any Asset Disposition occurring during the period commencing on the Closing Date and ending on and including the date of such Asset Disposition would exceed 40%.

               7.9  LOANS, ADVANCES AND INVESTMENTS.

               Neither the Company nor LaSalle will, nor will they permit any of their respective Subsidiaries to, make, or commit to make, any advance, loan, extension of credit or capital contribution to, or purchase of any Capital Stock, bonds, notes, debentures or other securities of, or make any other investment in (by way of transfers of Property, acquisitions of evidences of Indebtedness or otherwise), any Person (all such transactions being herein called "INVESTMENTS"), except:

                    (i)  advance payments or deposits against
          purchases made in the ordinary course of business of the Company, LaSalle or any such Subsidiary;

                    (ii)  (i) direct obligations of the United
          States of America or any agency thereof with maturities of one year or less from the date of acquisition, (ii) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Ratings Group or "P-1" by Moody's Investors Services, Inc., (iii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of $250,000,000, and (iv) repurchase obligations within a term of not more than 30 days for underlying securities of the types described in clauses (i), (ii) and (iii), above and entered into with any commercial bank meeting the qualifications specified in clause (iii) above;

                    (iii) Investments existing on the Closing Date that are disclosed in Part 7.9(c) of Annex 3;

                    (iv) advances outstanding to employees of the Company, LaSalle and their respective Subsidiaries that do not exceed, in the aggregate, $350,000 at any time;

                    (v)  advances by the Company to LaSalle and
          advances by LaSalle to the Company;

                    (vi)  Investments in any Person that
          concurrently with such Investment becomes a Subsidiary of the Company or LaSalle; and

                    (vii)  other Investments, not otherwise
          permitted by clause (a) through (f), inclusive, of this
          Section 7.9, provided that the aggregate amount of all such other Investments (valued at cost less any net return of capital through the sale or liquidation thereof or other return of capital thereon) shall not at any time exceed $2,500,000.

               7.10  DIVIDENDS, ETC.

               Neither the Company nor LaSalle will, nor will they permit any of their respective Subsidiaries to, declare or pay Dividends to any Person that is not the Company, LaSalle or any of their respective Subsidiaries; provided that nothing in this Section 7.10 shall be deemed to prohibit any one or more of the Company, LaSalle and their respective Subsidiaries from at any time declaring or paying any Dividend or from at any time making any payment (in the form of a Dividend or otherwise) in respect of operating charges or management fees assessed by the Parent to the extent the aggregate amount of all such payments of Dividends or for operating charges and/or management fees made or declared during the period commencing January 1, 1997 and ending immediately after giving effect to such payment or declaration does not exceed 50% of Consolidated Net Income for such period; provided, further, that nothing in this Section 7.10 (including the limitation expressed in the immediately preceding proviso) shall be deemed to prohibit any one or more of the Company, LaSalle and their respective Subsidiaries from at any time declaring or paying any Dividend or from at any time making any payment (in the form of a Dividend or otherwise) in respect of operating charges or management fees assessed by the Parent to the extent the aggregate amount of all such payments of Dividends or for operating charges and/or management fees made or declared does not exceed, in any Fiscal Year, $1,350,000.

               7.11  AFFILIATE TRANSACTIONS.

               Neither the Company nor LaSalle will, nor will they permit any of their respective Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of Property or assets, or the rendering of any service) with any Affiliate (other than Wholly-Owned Subsidiaries of the Company), except upon fair and reasonable terms no less favorable to the Company, LaSalle or such Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arms'-length transaction with a Person that is not an Affiliate.

               7.12  PARENT HOLDING COMPANY.

               The Parent will not at any time before the 1993
          Warrant Provisions Termination Date own any Property or assets other than:

                    (i)  the Capital Stock of the Company;

                    (ii) Capital Stock of any other Person that at such time is a direct or indirect Subsidiary of the Parent;

                    (iii) Property or assets in the form of cash, cash equivalents or any Investments in intangibles (other than intangibles constituted by Capital Stock or other equity interests in any Person if such Person is a general partnership or other entity the holders of such Capital Stock or other equity interests of which are not, pursuant to applicable law, ordinarily protected from being liable in respect of the liabilities of such Person); and

                    (iv)  Property or assets in the form of
          tangibles (excluding the Property or assets referred to in the immediately preceding clause (c)) held by the Parent, provided that the aggregate amount of all such Property and assets (valued at book value in accordance with GAAP) does not at any time exceed $2,500,000.

               7.13  INDEBTEDNESS, ETC. OF THE PARENT.

               The Parent will not at any time before the 1993 Warrant Provisions Termination Date create, incur, assume or suffer to exist any Indebtedness of the Parent for borrowed money (including, without, limitation, any Guaranty by the Parent of Indebtedness for borrowed money), if the principal amount of such Indebtedness for borrowed money equals or exceeds $1,000,000, unless the terms of such Indebtedness expressly provide, for the third-party benefit of the holders of the Notes, that any and all 1993 Warrant Exercise Net Proceeds Amounts realized by or on behalf of the Parent as a result of any exercise of 1993 Warrants shall be available exclusively for purposes of prepayment of the Notes pursuant to
          Section 4.4 of the Note and Stock Purchase Agreements.
          In no event will the Parent at any time before the 1993 Warrant Provisions Termination Date enter into any agreement, or otherwise become bound by the provisions of any agreement, instrument or other document, that restricts the ability of the Parent to satisfy its obligation, pursuant to Section 4.4, to make any 1993 Warrant Exercise Net Proceeds Amount available solely for the purpose of the prepayment of Notes by the Company in accordance with Section 4.4. For the purposes of the foregoing, the Senior Credit Agreement as in effect on the Closing Date and as the Senior Credit Agreement (other than Section 6.5 of the Senior Credit Agreement, as in effect on the Closing Date) may be amended in accordance with Section 7.2, and the Parent's Guaranty of the Company's Indebtedness under the Senior Credit Agreement as such Guaranty is in effect on the Closing Date, shall not be deemed to breach this Section 7.13; the Chattanooga Mortgage shall not be deemed to breach this Section 7.13 so long as it does not restrict the ability of the Parent to satisfy its obligation, pursuant to Section 4.4, to make any 1993 Warrant Exercise Net Proceeds Amount available solely for the purpose of the prepayment of Notes by the Company in accordance with
          Section 4.4.

          8.   INFORMATION COVENANTS

               The Parent, the Company and LaSalle covenant and agree that on and after the Closing Date and thereafter for so long as any of the Company's obligations under the Note and Stock Purchase Agreements and the Notes shall be outstanding:

               8.1  FINANCIAL AND BUSINESS INFORMATION.

               The Company and the Parent shall deliver to each holder of Notes that is an Institutional Investor:

                    (i)  QUARTERLY STATEMENTS -- within 45 days
          after the end of each quarterly fiscal period in each fiscal year (other than the last quarterly fiscal period of each such fiscal year) of the Parent or the Company, as the case may be, duplicate copies of,

                         (A)  (I)  a consolidated balance sheet of
                    the Parent and its Subsidiaries and

                              (II)  consolidated and consolidating
                    balance sheets of the Company and its
                    Subsidiaries,

               in each case as at the end of such quarter, and

                         (B)  (I)  consolidated statements of
                    income, changes in shareholders' equity and cash flows of the Parent and its Subsidiaries and

                              (II)  consolidated and consolidating
                    statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries,

               in each case for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,

          setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Parent or the Company, as the case may be, as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

                    (ii) ANNUAL STATEMENTS -- within 90 days after the end of each fiscal year of the Company or the Parent, as the case may be, duplicate copies of,

                         (A)  (I)  a consolidated balance sheet of
                    the Parent and its Subsidiaries and

                              (II) consolidated and consolidating
                    balance sheets of the Company and its
                    Subsidiaries,

               in each case as at the end of such fiscal year, and

                         (B)  (I)  consolidated statements of
                    income, changes in shareholders' equity and cash flows of the Parent and its Subsidiaries and

                              (II) consolidated and consolidating
                    statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries,

               in each case for such year,

          setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

                              (A)  in the case of such consolidated
                    statements, an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

                              (B)  a certificate of such
                    accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

                    (c)  SEC AND OTHER REPORTS -- promptly upon
          their becoming available, one copy of (i) each financial statement, report (including, without limitation, the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act), notice or proxy statement sent by the Parent or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Parent or any Subsidiary with the Securities and Exchange Commission or any successor thereto and of all press releases and other statements made available generally by the Parent or any Subsidiary to the public concerning developments that are Material;

                    (d) NOTICE OF DEFAULT OR EVENT OF DEFAULT -- promptly, and in any event within five Business Days after a Responsible Officer of the Parent or the Company becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default under any Financing Document or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 9.1(f), a written notice specifying the nature and period of existence thereof and what action the Parent or the Company is taking or proposes to take with respect thereto;

                    (e)  ERISA MATTERS -- promptly, and in any
          event within five Business Days after a Responsible Officer of the Company or the Parent becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Parent or an ERISA Affiliate proposes to take with respect thereto:

                         (i)  with respect to any Plan, any
               reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the Closing Date; or

                         (ii)  the taking by the PBGC of steps to
               institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

                         (iii)  any event, transaction or condition
               that could result in the incurrence of any liability by the Parent or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, Properties or assets of the Parent or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

                    (f)  NOTICES FROM GOVERNMENTAL AUTHORITY --
          promptly, and in any event within 15 days of receipt thereof, copies of any notice to the Parent or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

                    (g) ACTIONS, PROCEEDINGS -- promptly after a Responsible Officer of the Parent or the Company becomes aware of the commencement thereof, notice of any action or proceeding relating to the Parent or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

                    (h)  CHANGES IN MANAGEMENT, OWNERSHIP AND
          CONTROL -- promptly, and in any event within five Business Days after a Responsible Officer of the Company or the Parent becoming aware of any substantial change in the employment status, duties or responsibilities of Mr. Scharf, Mr. Raymond Rozanski or Mr. Frank Archer with respect to their employment with any Obligor, such Obligor shall provide to each holder of Notes a certificate executed by a Responsible Officer of such Obligor specifying such changes;

                    (i) RULE 144A -- promptly upon request, to any holder of Notes and any "qualified institutional buyer" (as defined in Rule 144A) to whom any Note may be offered or sold by such holder, the information required under paragraph (d)(4) of Rule 144A (or any similar successor provision of Rule 144A) to permit compliance with Rule 144A in connection with a resale of such Note;

                    (j) REQUESTED INFORMATION DELIVERED TO SENIOR LENDERS -- promptly upon request, to any holder of Notes, copies of any financial statements or other data and information as may from time to time be provided (or that is required to be provided) to any of the lenders, or the agent therefor, under the Senior Credit Agreement; and

                    (k)  OTHER REQUESTED INFORMATION -- with
          reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition or Properties of the Parent, the Company, LaSalle or any of their respective Subsidiaries or relating to the ability of the Obligors to perform their obligations under the Financing Documents as from time to time may be reasonably requested by any such holder of Notes.

               8.2  OFFICER'S CERTIFICATE.

               Each set of financial statements delivered to a holder of Notes pursuant to Section 8.1(a) or Section 8.1(b) shall be accompanied by a certificate of a Senior Financial Officer of the Parent or the Company, as the case may be, setting forth:

                    (a)  COVENANT COMPLIANCE -- the information
          (including detailed calculations) required in order to establish whether the Parent and the Company were in compliance with the requirements of Sections 7.3 through 7.10, inclusive, and Section 7.12 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

                    (b) EVENT OF DEFAULT -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Parent, the Company, LaSalle and their respective Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Parent, the Company, LaSalle or any of their respective Subsidiaries to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Parent or the Company shall have taken or proposes to take with respect thereto.

               8.3  INSPECTION.

               The Parent, the Company and LaSalle shall permit the representatives of each holder of Notes that is an Institutional Investor:

                    (a)  NO DEFAULT -- if no Default or Event of
          Default then exists, at the expense of such holder and upon reasonable prior notice to the Parent, to visit the principal executive office of the Parent, the Company or LaSalle, to discuss the affairs, finances and accounts of the Parent, the Company, LaSalle and their respective Subsidiaries with the Parent's, the Company's or LaSalle's officers, and (with the consent of the Parent, the Company or LaSalle, which consent will not be unreasonably withheld) their respective independent public accountants, and (with the consent of the Parent, the Company or LaSalle, which consent will not be unreasonably withheld) to visit the other offices and Properties of the Parent, the Company, LaSalle and each Subsidiary, all at such reasonable times during normal business hours and as often as may be reasonably requested in writing and in a manner so as not to materially interfere with the conduct of the business of the Parent, the Company, LaSalle and such Subsidiaries; and

                    (b)  DEFAULT -- if a Default or Event of
          Default then exists, at the expense of the Parent, the Company and LaSalle, to visit and inspect any of the offices or Properties of the Parent, the Company, LaSalle or any of their respective Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Parent, the Company and LaSalle authorize said accountants to discuss the affairs, finances and accounts of the Parent, the Company, LaSalle and their respective Subsidiaries), all at such times and as often as may be requested.

          9.   EVENTS OF DEFAULT

               An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

                    (a) the Company defaults in the payment of any principal or Prepayment Compensation, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

                    (b) the Company defaults in the payment of any interest on any Note for more than five days after the same becomes due and payable; or

                    (c) any Obligor defaults in the performance of or compliance with any term contained in any of Sections
          7.1 through 7.13, inclusive, or Section 8.1(d); or

                    (d) any Obligor defaults in the performance of or compliance with any term contained in any Financing Document (other than those terms referred to in paragraphs (a), (b) and (c) of this Section 9) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer of an Obligor obtaining actual knowledge of such default and (ii) any Obligor receiving written notice of such default from any holder of a Note; or

                    (e)  any representation or warranty made in
          writing by or on behalf of any Obligor or by any officer of any Obligor in any Financing Document or in any writing furnished in connection with the transactions contemplated by any Financing Document proves to have been false or incorrect in any material respect on the date as of which made or deemed made; or

                    (f) (i) any Obligor or any Subsidiary thereof is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (other than Indebtedness under the Financing Documents) beyond any period of grace provided with respect thereto, or

                         (ii)  any Obligor or any Subsidiary
               thereof is in default in the performance of or compliance with any term of any evidence of any Indebtedness (other than Indebtedness under the Financing Documents), or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or

                         (iii)  as a consequence of the occurrence
               or continuation of any event or condition, any Obligor or any Subsidiary thereof has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment;

          provided that the aggregate amount of Indebtedness with respect to which one or more of the conditions or events referred to in one or more of clauses (i), (ii) and
          (iii) of this Section 9(f) exceeds $5,000,000; or

                    (g) any Obligor or any Significant Subsidiary thereof (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due,
          (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors,
          (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its Property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

                    (h)  a court or governmental authority of
          competent jurisdiction enters an order appointing, without consent by any of the Obligors or any of their respective Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its Property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Obligor or any Significant Subsidiary thereof, or any such petition shall be filed against any Obligor or any Significant Subsidiary thereof and such petition shall not be dismissed within 60 days; or

                    (i)  a final judgment or judgments for the
          payment of money aggregating in excess of $100,000 are rendered against one or more of the Obligors and their respective Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

                    (j)  if

                         (i)  any Plan shall fail to satisfy the
               minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, or

                         (ii)  a notice of intent to terminate any
               Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Obligor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, or

                         (iii)  the aggregate "amount of unfunded
               benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $100,000, or

                         (iv)  any Obligor or any ERISA Affiliate
               shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or

                         (v)  any Obligor or any ERISA Affiliate
               withdraws from any Multiemployer Plan, or

                         (vi)  any Obligor or any Subsidiary
               thereof establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of such Obligor or such Subsidiary thereunder, and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect (as used in this Section 9(j), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in section 3 of ERISA); or

                    (k) any Financing Document shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared by a court or Governmental Authority of competent jurisdiction to be void, voidable or unenforceable against any one or more Obligors party thereto, or any Obligor asserts any of the foregoing in writing or before any court or Governmental Authority.

          10.  REMEDIES ON DEFAULT, ETC.

               10.1  ACCELERATION.

                    (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 9 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

                    (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

                    (c)  If any Event of Default described in
          paragraph (a) or (b) of Section 9 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

          Subject to the provisions of Section 11, upon any Notes becoming due and payable under this Section 10.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Prepayment Compensation determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of Prepayment Compensation by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

               10.2  OTHER REMEDIES.

               Subject to the provisions of Section 11, if any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 10.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in any Financing Document, or for an injunction against a violation of any of the terms of any Financing Document, or in aid of the exercise of any power granted by any Financing Document or by law or otherwise.

               10.3  RESCISSION.

               At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 10.1, the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Prepayment Compensation, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Prepayment Compensation, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate,
          (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 16, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 10.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

               10.4  NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES,
          ETC.

               No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by any Financing Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 14, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 10, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

          11.  SUBORDINATION

               11.1  GENERAL.

               The Subordinated Debt is subordinate and junior in right of payment to all Senior Debt to the extent provided in this Section 11.

               11.2  INSOLVENCY, ETC.

               In the event of:

                    (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its Property,

                    (b)  any proceeding for the liquidation,
          dissolution or other winding-up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

                    (c)  any assignment by the Company for the
          benefit of creditors, or

                    (d) any other marshalling of the assets of the Company, all Senior Debt shall first be paid in full before any payment or distribution, whether in cash, Securities or other Property, shall be made to any holder of any Subordinated Debt on account of any Subordinated Debt.
          Any payment or distribution, whether in cash, Securities or other Property (other than Securities of the Company or any other corporation provided for by a plan or reorganization or readjustment the payment of which is subordinated, at least to the extent provided in this
          Section 11 with respect to Subordinated Debt, to the payment in full of all Senior Debt at the time outstanding and to any Securities issued in respect thereof under any such plan or reorganization or readjustment), that would otherwise (but for this Section
          11) be payable or deliverable in respect of Subordinated
          Debt shall be paid or delivered directly to the holders of Senior Debt in accordance with the priorities then existing among such holders until all Senior Debt
          (including any interest thereon accruing at the contract rate after the commencement of any such proceedings) shall have been paid in full.

               Each holder of Subordinated Debt shall duly and promptly take such action as is reasonably necessary to file appropriate claims or proofs of claims in any of the proceedings referred to above in this Section 11.2 and to execute and deliver such other instruments and take such other actions as may be reasonably necessary to prove or realize upon such claims and to have the proceeds of such claims paid as provided in this Section 11.2, and, in the event any holder of Subordinated Debt shall not have made any such filing on or prior to the date 10 days before the expiration of the time for such filing or shall not have timely executed or delivered any such other instruments and taken such other actions, the holders of Senior Debt, acting through an agent or otherwise, are hereby irrevocably authorized and empowered (but shall have no obligation) to, as the agent and attorney-in-fact for such holder for the specific and limited purpose set forth in this paragraph, file such proof of claim for or on behalf of such holder, execute and deliver such other instrument for or on behalf of such holder and take such other action necessary under applicable law to collect any amounts due in respect of such claim in such proceeding. Anything contained in this paragraph notwithstanding, the right to vote any claim or claims in respect of any Subordinated Debt in connection with any proceedings referred to above in this Section 11.2 is exclusively reserved to the holder of such Subordinated Debt.

               11.3  BLOCKAGE OF PAYMENTS ON SUBORDINATED DEBT.

                    (a) SENIOR DEBT PAYMENT DEFAULT. In the event that the Company shall default in the payment of any principal of, premium, if any, or interest on, or any fees in respect of, any Senior Debt when the same shall have become due and payable, whether at maturity, at a date fixed for prepayment or otherwise, then, unless and until such default shall have been cured or waived in a writing received by the Company or shall have ceased to exist or all such payments shall have been made in full or the stated maturity of the Senior Debt shall have been accelerated, no direct or indirect payment or distribution of any kind or character (in cash, Securities or other Property or otherwise) shall be made or agreed to be made on or in respect of any Subordinated Debt. All payments in respect of the Subordinated Debt postponed under this Section 11.3(a) shall be immediately due and payable upon the termination of such postponement (together with such additional interest as is provided herein and in the Notes for late payment of principal, Prepayment Compensation and/or interest); the remittance in full of such payments by the Company in accordance with the terms of the Financing Documents and the acceptance thereof by the holders of the Notes shall be deemed to constitute a cure by the Company and/or a waiver by the holders of the Notes of any Event of Default that existed immediately prior to such remittance and acceptance to the extent that such Event of Default existed solely as a consequence of the previous non-payment of such postponed payments during such period of postponement.

                    (b) ACCELERATION OF SENIOR DEBT. In the event that the holders of any Senior Debt shall declare such Senior Debt to be due and payable prior to its stated maturity in accordance with the Senior Credit Agreement, no payment or distribution of any kind or character (whether in cash, Securities or other Property) shall be made on or in respect of any Subordinated Debt, and no holder of Subordinated Debt shall take or receive from the Company, directly or indirectly, in cash, Securities or other Property or by way of set-off or in any other manner, payment of all or any of the Subordinated Debt until the earlier of (i) the payment in full of such Senior Debt or (ii) the rescission or termination of such declaration by the appropriate majority of holders of Senior Debt, as required under the Senior Credit Agreement, or as otherwise provided for in the Senior Credit Agreement or effected by operation of applicable law. All payments in respect of the Subordinated Debt postponed under this Section 11.3(b) shall be immediately due and payable upon the termination of such postponement (together with such additional interest as is provided herein and in the Notes for late payment of principal, Prepayment Compensation and/or interest); the remittance in full of such payments by the Company in accordance with the terms of the Financing Documents and the acceptance thereof by the holders of the Notes shall be deemed to constitute a cure by the Company and/or a waiver by the holders of the Notes of any Event of Default that existed immediately prior to such remittance and acceptance to the extent that such Event of Default existed solely as a consequence of the previous non-payment of such postponed payments during such period of postponement.

                    (c)  SENIOR DEBT EVENT OF DEFAULT.  In the
          event and during the continuance of any "Event of Default" (after the expiration of any grace period in respect thereof and the giving of any notice with respect thereto) under, and as defined in, the Senior Credit Agreement (a "SENIOR DEBT EVENT OF DEFAULT") and before the declaration of the Senior Debt to be due and payable prior to its stated maturity, the holders of such Senior Debt acting through an agent or otherwise may give to the Company written notice referring to the Notes and this Agreement and specifying that it is a notice of a Senior Debt Event of Default (a "SENIOR DEBT EVENT OF DEFAULT NOTICE") and, thereafter, no payment or distribution of any kind or character (whether in cash, Securities or other Property) shall be made on or in respect of any Subordinated Debt, and no holder of Subordinated Debt shall take or receive from the Company, directly or indirectly, in cash, Securities or other Property or by way of set-off or in any other manner, payment of all or any of the Subordinated Debt during the period (a "SENIOR DEBT EVENT OF DEFAULT BLOCKAGE PERIOD") commencing on the date of receipt by the Company of such notice and ending on the earliest of (i) the date of the repayment in full of such Senior Debt, (ii) the date on which such Senior Debt shall have been declared due and payable prior to its stated maturity, (iii) the date on which such Senior Debt Event of Default shall have been cured or waived and written notice thereof received by the Company from the holders of the Senior Debt acting through an agent or otherwise, (iv) the date on which such holders of such Senior Debt, acting through an agent or otherwise, shall have delivered to the Company and each holder of Subordinated Debt a notice referring to the Notes and the immediately preceding Senior Debt Event of Default Notice and stating that such Senior Debt Event of Default Notice has been withdrawn, or (v) the 180th day following the giving of such Senior Debt Event of Default Notice pursuant to this Section 11.3(c). Any number of Senior Debt Event of Default Notices may be given, provided that
          (A) only one Senior Debt Event of Default Notice may be given with respect to any single occurrence of a Senior Debt Event of Default, (B) no Senior Debt Event of Default Notice may be given in respect of any Senior Debt Event of Default that was continuing during a previous Senior Debt Event of Default Blockage Period, (C) no Senior Debt Event of Default Notice shall be effective at any time to prevent any payment from being made by or on behalf of the Company for or on account of any Subordinated Debt (and any such Senior Debt Event of Default Notice shall be or become null and void ab initio) if, within the 360-day period ending immediately prior to the date on which such Senior Default Notice shall have been delivered to the Company and each holder of Subordinated Debt, a Senior Debt Event of Default Blockage Period was in effect for all or part of such period and (D) not more than five Senior Debt Event of Default Blockage periods may be imposed under this
          Section 11.3(c) during the term of the Notes. All payments in respect of the Subordinated Debt postponed during any Senior Debt Event of Default Blockage Period shall be immediately due and payable upon the termination thereof (together with such additional interest at the Default Rate as is provided herein and in the Notes); the remittance in full of such payments by the Company in accordance with the terms of the Financing Documents and the acceptance thereof by the holders of the Notes shall be deemed to constitute a cure by the Company and/or a waiver by the holders of the Notes of any Event of Default that existed immediately prior to such remittance and acceptance to the extent that such Event of Default existed solely as a consequence of the previous non-payment of such postponed payments during such period of postponement.

                    (d) ACCELERATION OF SUBORDINATED DEBT. In the event that any Subordinated Debt is declared due and payable before its stated maturity, then and in such event the holders of Senior Debt outstanding at the time such Subordinated Debt so becomes due and payable shall be entitled to receive payment in full on all amounts due or to become due on or in respect of such Senior Debt, before the Company may make, and before any holder of Subordinated Debt is entitled to receive, any payment or distribution of assets of the Company of any kind or character, whether in cash, Securities or other Property on account of any Subordinated Debt. All payments in respect of the Subordinated Debt postponed under this
          Section 11.3(d) shall be immediately due and payable upon the termination of such postponement (together with such additional interest as is provided herein and in the Notes for late payment of principal, Prepayment Compensation and/or interest); the remittance in full of such payments by the Company in accordance with the terms of the Financing Documents and the acceptance thereof by the holders of the Notes shall be deemed to constitute a cure by the Company and/or a waiver by the holders of the Notes of any Event of Default that existed immediately prior to such remittance and acceptance to the extent that such Event of Default existed solely as a consequence of the previous non-payment of such postponed payments during such period of postponement.

                    (e) NOTICE BY COMPANY. The Company shall give prompt written notice to each holder of Subordinated Debt of its receipt of any notice received by it from any holder of Senior Debt (or any agent acting on its behalf) under this Section 11.3. The Company shall include with each notice being given to a holder of Subordinated Debt under this clause (e) a copy of the applicable notice received by the Company from any holder or holders of Senior Debt (or any agent acting on its or their behalf). All such notices and copies shall be delivered by the Company as provided for in Section 17.

               11.4  SUBORDINATED DEBT PAYMENTS AND REMEDIES.

               Nothing contained in this Section 11 shall prevent the Company from making, or any holder of Subordinated Debt from accepting, at any time except as expressly provided in Section 11.2 and Section 11.3, payments of principal of (and Prepayment Compensation, if any) or interest on the Notes and other payments in respect thereof in accordance with the terms thereof. Nothing contained in this Section 11 is intended to or shall prevent any holder of Subordinated Debt from exercising any rights or remedies provided by applicable law, at equity, hereunder or under the Notes upon a Default or Event of Default, subject to the rights under the provisions of Section 11.2 and Section 11.3 of the holders of Senior Debt to receive cash, Securities or other Property otherwise payable or deliverable to the holders of Subordinated Debt, provided that, the foregoing notwithstanding, no holder of Subordinated Debt may declare, or join in the declaration of, any Subordinated Debt to be due and payable prior to its stated maturity or to otherwise accelerate the maturity of the principal of its Notes, accrued interest thereon or Prepayment Compensation or other amounts due thereunder, or commence, or join in any commencement of, any administrative, legal or equitable action against the Company, at any time during any period not in excess of 180 days in respect of which payment on the Subordinated Debt shall have been suspended pursuant to Section 11.3(a) or Section 11.3(c); for the avoidance of doubt, the holders of Subordinated Debt may take the actions referred to in the immediately preceding proviso at any time when any suspension period in respect of Section 11.3(a) or Section 11.3(c) shall exceed 180 days (or at any time when any such suspension period shall have ended if it shall have continued for less than 180 days).

               11.5  TURNOVER OF PAYMENTS.

               If:

                    (a)  any payment or distribution shall be
          collected or received by any holders of Subordinated Debt in contravention of any of the terms of this Section 11 and prior to the payment in full of the Senior Debt at the time outstanding; and

                    (b) any holder of such Senior Debt shall have notified such holders of Subordinated Debt, within 180 days of any such payment or distribution, of the facts by reason of which such collection or receipt so contravenes this Section 11;

          then such holders of Subordinated Debt will deliver such payment or distribution, to the extent necessary to pay all such Senior Debt in full, to the holders of such Senior Debt and, until so delivered, the same shall be held in trust by such holders of Subordinated Debt as the Property of the holders of such Senior Debt. If after any amount is delivered to the holders of Senior Debt pursuant to this Section 11.5, whether or not such amount has been applied to the payment of Senior Debt, the outstanding Senior Debt shall thereafter be paid in full by the Company or otherwise other than pursuant to this
          Section 11.5, the holders of Senior Debt shall return to such holders of Subordinated Debt an amount equal to the amount delivered to such holders of Senior Debt pursuant to this Section 11.5 (net of the amount, if any, so applied to the payment of such Senior Debt).

               11.6  OBLIGATIONS NOT IMPAIRED.

               No present or future holder of any Senior Debt shall be prejudiced in the right to enforce the subordination of the Subordinated Debt by any act or failure to act on the part of the Company. Nothing contained in this
          Section 11 shall impair, as between the Company and any holder of Subordinated Debt, the obligation of the Company, which is absolute and unconditional, to pay to such holder the principal thereof and Prepayment Compensation, if any, and interest thereon as and when the same shall become due and payable in accordance with the terms of this Agreement, or prevent any holder of any Subordinated Debt from exercising all rights, powers and remedies otherwise permitted by applicable law or under this Agreement, all subject to the rights of the holders of the Senior Debt to receive cash, Securities or other Property otherwise payable or deliverable to the holders of Subordinated Debt.

               11.7  PAYMENT OF SENIOR DEBT; SUBROGATION.

               Upon the payment in full of all Senior Debt, the holders of Subordinated Debt shall be subrogated to all rights of any holder of Senior Debt to receive any further payments or distributions applicable to the Senior Debt until the Subordinated Debt shall have been paid in full, and such payments or distributions received by the holders of Subordinated Debt by reason of such subrogation, of cash, Securities or other Property that otherwise would be paid or distributed to the holders of Senior Debt shall, as between the Company and its creditors other than the holders of Senior Debt, on the one hand, and the holders of Subordinated Debt, on the other hand, be deemed to be a payment by the Company on account of Senior Debt and not on account of Subordinated Debt.

               11.8  RELIANCE OF HOLDERS OF SENIOR DEBT.

               Each holder of Subordinated Debt by its acceptance thereof shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the creation of Subordinated Debt, to acquire and hold, or to continue to hold, such Senior Debt, and such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Debt.

               11.9  SECURITY.

               Each holder of Subordinated Debt agrees with and for the benefit of each holder of Senior Debt, but not with or for the benefit of the Company, that until the Senior Debt is paid in full, it will not take any actions to obtain or accept, without the consent of the holders of Senior Debt, any Lien upon any assets of the Company or any of its Subsidiaries.

               11.10  CHANGES IN HOLDERS OF SENIOR DEBT.

               Upon the Company's being informed of any new holder of Senior Debt, the Company shall promptly inform the holders of Subordinated Debt of the names and addresses of such new holders. Upon the Company's being informed of the change in the addresses of any holder or holders of Senior Debt, the Company shall promptly inform the holders of Subordinated Debt of the same.

          12.  INTERPRETATION OF AGREEMENT

               12.1  TERMS DEFINED.

               As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

               ACQUISITION -- means the acquisition by the Company of the outstanding Capital Stock of LaSalle pursuant to the Acquisition Documents.

               ACQUISITION AGREEMENT -- means the Stock Purchase
          Agreement, dated April 18, 1997, by and among the Parent, the Company and Quanex, as the same may be modified from time to time.

               ACQUISITION DOCUMENTS -- is defined in Section B.6.

               ADJUSTED BASE SENIOR DEBT CAP -- means, at any time, the result of (a) the Base Senior Debt Cap, minus (b) the Senior Debt Reduction Amount at such time.

               AFFILIATE -- means at any time, and with respect to any Person (other than a Purchaser),

                    (a)  any other Person that at such time
          directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person,

                    (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Parent, the Company or any of their respective Subsidiaries or any corporation of which the Parent, the Company and their respective Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests, and

                    (c) any Person who is an officer or director of such Person, or any member of the immediate family of such officer of director.

          As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Parent.

               AGREEMENT, THIS -- is defined in Section 16.

               ASSET DISPOSITION -- means any Transfer except:

                    (a)  any Transfer from a Subsidiary of the
          Company to the Company or to a Wholly-Owned Subsidiary of the Company, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists or would exist; and

                    (b) any Transfer made in the ordinary course of business (or, in the case of subclause (ii), as would generally be considered customary or prudent in the case of an entity of established reputation engaged in the same or a similar business and similarly situated) and involving only Property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of its Subsidiaries or that is obsolete.

               BASE SENIOR DEBT CAP -- means, at any time,
          $91,500,000.

               BUSINESS DAY -- means any day other than a Saturday, a Sunday or a day on which commercial banks in New York
          City are required or authorized to be closed.

               CAPITALIZED LEASE -- of any Person means any lease the obligations under which have been, or in accordance with GAAP are required to be, recorded on the books of such Person as a capital lease liability.

               CAPITAL STOCK -- means any class of capital stock, share capital or similar equity interest of a Person.

               CHANGE IN CONTROL -- means the occurrence of any one or more of the following events or circumstances:

                    (a) a Tag-Along Trigger Event (as defined in the Stockholders Agreement) shall have occurred, provided, that in the event of the death of Mr. Scharf, this clause (a) shall not be effective, and shall cease to be of any further force or effect thereafter;

                    (b)  any "person," as such term is used in
          sections 13(d) and 14(d) of the Exchange Act (other than (i) the Parent, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Parent, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities,
          (iv) any corporation owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of Parent Common Stock,
          (v) Gilbert Scharf, (vi) the Scharf Family Trusts, or
          (vii) Mr. Scharf (each an "excluded person")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing 20% or more of the combined voting power of the Parent's then outstanding voting securities;

                    (c)  during any period of not more than two
          consecutive years, individuals who at the beginning of such period constitute the board of directors of the Parent, and any new director (other than a director designated by a person who has entered into an agreement with the Parent to effect a transaction described in clause (b), (c), or (e) of this definition) whose election by such board of nomination for election by the Parent's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (other than approval given in connection with an actual or threatened proxy or election contest), cease for any reason to constitute at least a majority of such board;

                    (d) the stockholders of the Parent approve a merger or consolidation of the Parent with any other corporation or other Person, other than (i) a merger or consolidation that would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 80% or more of the combined voting power of the voting securities of the Parent or such surviving or parent entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Parent (or similar transaction) in which no "person" (as defined in clause (b) of this definition) other than an "excluded person" (as defined in clause (b) of this definition) acquired 20% or more of the combined voting power of the Parent's then outstanding securities;

                    (e) the stockholders of the Parent approve a plan of complete liquidation of the Parent or an agreement for the sale or disposition by the Parent of all or substantially all of the Parent's assets (or any other transaction having a similar effect); or

                    (f)  the Company ceases to be a Wholly-Owned
          Subsidiary of the Parent.

               CHATTANOOGA MORTGAGE LOAN AGREEMENT -- means a mortgage loan agreement or deed of trust and any related agreements, guarantees, documents and instruments to be executed and delivered by either one or both of the Company and the Parent in favor of M&T providing for a term loan in an aggregate principal amount not in excess of $1,500,000 to be secured by, among other collateral, a first Lien on real Property located in Chattanooga, Tennessee.

               CLOSING -- is defined in Section 1.3.

               CLOSING DATE -- is defined in Section 1.3.

               CODE -- means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

               COMPANY -- is defined in the introductory paragraph.

               COMPANY SUBSIDIARY STOCK -- means the Capital Stock (or any options or warrants to purchase Capital Stock or other Securities exchangeable for or convertible into any Capital Stock) of any Subsidiary of the Company.

               CONSOLIDATED, CONSOLIDATING or CONSOLIDATED BASIS -- for any Persons, means the consolidation of the accounts of such Persons in accordance with GAAP, including principles of consolidation.

               CONSOLIDATED CURRENT ASSETS -- means Current Assets that would be reflected on the Consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP.

               CONSOLIDATED CURRENT LIABILITIES -- means Current
          Liabilities that would be reflected on the Consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP.

               CONSOLIDATED EBITDA -- means, for any period, the sum for such period of:

                    (a) Consolidated Net Income of the Company and its Subsidiaries, plus

                    (b)  the aggregate amount deducted in
          determining such Consolidated Net Income representing (i) all Federal, state and local income taxes of such Persons, (ii) depreciation and amortization and (iii)
          Interest Expense, in each case as determined in accordance with GAAP.

               CONSOLIDATED INDEBTEDNESS -- means Indebtedness that would be reflected on the Consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP.

               CONSOLIDATED LIABILITIES -- means Liabilities that would be reflected on the Consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP.

               CONSOLIDATED NET INCOME -- means Net Income that would be reflected on the Consolidated income statement of the Company and its Subsidiaries in accordance with GAAP.

               CONSOLIDATED NET WORTH -- means Net Worth that would be reflected on the Consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP.

               CONSOLIDATED TOTAL ASSETS -- means the total assets that would be reflected on the Consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP.

               CONTROL EVENT -- means:

                    (a) the execution by Mr. Scharf or any Obligor or any Subsidiary or Affiliate of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events that, individually or in the aggregate, may reasonably be expected to result in a Change in Control;

                    (b)  the execution of any written agreement
          that, when fully performed by the parties thereto, would result in a Change in Control; or

                    (c)  the making of any written offer to the
          holders of any of the Capital Stock of the Parent, which offer, if, and only if, accepted by the requisite number of holders, would result in a Change in Control.

               CURRENT ASSETS -- means all assets treated as current assets in accordance with GAAP consistent with those used in the preparation of the financial statements referred to in Section 8.1(a) and Section 8.1(b).

               CURRENT LIABILITIES -- means all liabilities treated as current in accordance with GAAP consistent with those used in the preparation of the financial statements referred to in Section 8.1(a) and Section 8.1(b).

               DEFAULT -- means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

               DEFAULT RATE -- means a rate of interest per annum that is the lesser of (a) the highest rate allowed by applicable law or (b) the greater of (i) 14.5% per annum or (ii) 2% over the rate of interest publicly announced by Morgan Guaranty Trust Company of New York (or its successor) from time to time in New York City as its "base" or "prime" rate.

               DISPOSITION VALUE -- means, at any time, with respect to any Property,

                    (a)  in the case of Property that does not
          constitute Company Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by the Company, and

                    (b) in the case of Property that constitutes Company Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary of the Company that issued such stock as is equal to the percentage that the book value of such Company Subsidiary Stock represents of the book value of all of the outstanding Capital Stock of such Subsidiary of the Company (assuming, in making such calculations, that all securities convertible into such Capital Stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Company.

               DIVIDEND -- with respect to any Person means (a) any declaration of payment, or payment, of cash, Property, securities or obligations, to any holder of an equity or capital interest in such Person (other than a payment solely in the form of Capital Stock of such Person), or
          (b) any payment on account of, or action to set apart assets for, or action to create a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock of such Person.

               DOLLARS and the symbol $ each mean United States of America dollars.

               EBITDA CONTRIBUTION PERCENTAGE -- means, with respect of any Property that is, or is proposed to be, the subject of an Asset Disposition, the percentage of Consolidated EBITDA contributed by such Property during the period of four consecutive fiscal quarters of the Company most recently ended prior to the time of such Asset Disposition.

               ENVIRONMENTAL LAW -- means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

               ERISA -- means the Employee Retirement Income
          Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

               ERISA AFFILIATE -- means, with respect to any Person, any trade or business (whether or not incorporated) that is treated as a single employer together with such Person under section 414 of the Code.

               EVENT OF DEFAULT -- is defined in Section 9.

               EXCHANGE ACT -- means the Securities Exchange Act of 1934, as amended from time to time.

               FAIR MARKET VALUE -- means, at any time and with respect to any Property, the sale value of such Property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

               FINANCING DOCUMENT -- means each of the Note and Stock Purchase Agreements, the Notes, the Guaranty
          Agreements, and the Stockholders Agreement.

               FISCAL YEAR -- any period of 12 consecutive calendar months ending on the last day of December, or, upon the prior consent of the Required Holders, any period of 12 consecutive calendar months ending on another date.

               GAAP -- the generally accepted accounting principles applied in the preparation of the audited financial statements of the Parent, the Company, LaSalle and their respective Subsidiaries as (a) shall be consistent with the then-effective principles promulgated or adopted by the Financial Accounting Standards Board ("FASB") and/or the American Institute of Certified Public Accountants ("AICPA") and any predecessors and successors thereof, so as to properly reflect the financial condition, and the results of operations and changes in financial position of the Parent, the Company, LaSalle and their respective Subsidiaries, except that any accounting principle or practice required to be changed by FASB or AICPA in order to continue as a generally accepted accounting principle or practice may be so changed, and (b) shall be concurred in by the Independent Public Accountants.

               GOVERNMENTAL AUTHORITY -- means

                    (a)  the government of

                         (i)  the United States of America or any
               state or other political subdivision thereof, or

                         (ii)  any jurisdiction in which the
               Parent, the Company, any of their respective
               Subsidiaries or any other relevant Person conducts all or any part of its business, or that asserts jurisdiction over any Properties of the Parent, the Company, any of their respective Subsidiaries or any such other Person, or

                    (b)  any entity exercising executive,
          legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

               GUARANTOR -- means, at any time, the Parent, LaSalle or any other Person that at such time is a guarantor with respect to any of the Indebtedness of the Company under the Note and Stock Purchase Agreement and the Notes.

               GUARANTY -- means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

                    (a)  to purchase such indebtedness or
          obligation or any Property constituting security therefor;

                    (b)  to advance or supply funds (i) for the
          purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

                    (c)  to lease Properties or to purchase
          Properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

                    (d)  otherwise to assure the owner of such
          indebtedness or obligation against loss in respect thereof.

          In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

               GUARANTY AGREEMENTS -- means the Parent Guaranty
          Agreement, the LaSalle Guaranty Agreement and, if any, each other Subsidiary Guaranty Agreement.

               HAZARDOUS MATERIALS -- means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

               HOLDER -- means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section
          5.1.

               INCURRENCES -- is defined in Section 7.3. The verb "INCUR" shall have the meaning correlative to the definition of Incurrences.

               INDEBTEDNESS -- of any Person, at a particular time, means all items that, in conformity with GAAP, would be classified as liabilities on a balance sheet of such Person as at such time and that constitute (a) indebtedness for borrowed money or for the deferred purchase price of Property or services in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or any commitment by which such Person assures a credit against loss, (including, without limitation, all notes payable and drafts accepted representing extensions of credit and all obligations evidenced by bonds, debentures, notes or other similar instruments, including, without limitation, the Notes and the Senior Debt, but excluding trade payables incurred in the ordinary course of business payable within 90 days of the date thereof), (b) obligations with respect to any conditional sale agreement or title retention agreement, (c) indebtedness arising under acceptance facilities, in connection with surety or other similar bonds, and the outstanding amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all liabilities secured by any security interest in any Property owned by such Person even though it has not assumed or otherwise become liable for the payment thereof, (e) obligations under Capitalized Leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (f) obligations with respect to interest rate protection agreements, (g) any asserted withdrawal liability of any Person or a commonly controlled entity under a Multiemployer Plan, and (h) any Guaranty by such Person of any liabilities of any other Person of the types referred to in the foregoing clauses
          (a) through (g). Notwithstanding anything else in this definition, Indebtedness of any Person shall not include its liabilities in respect of unsecured trade accounts payable arising in the ordinary course of business.

               INDEPENDENT PUBLIC ACCOUNTANT -- refers to BDO
          Seidman LLP or any other nationally-recognized public accounting firm selected by the Obligors and consented to by the Required Holders, such consent not to be unreasonably withheld.

               INSTITUTIONAL INVESTOR -- means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

               INTEREST COVERAGE RATIO -- for any period with respect to any Person, means, the ratio of:

                    (a) the sum for such period of: (i) Net Income plus (ii) the aggregate amount deducted in determining such Net Income representing (x) all Federal, state and local income taxes of such Person, (y) depreciation and amortization and (z) Interest Expense, in each case as determined in accordance with GAAP, to

                    (b)  Interest Expense for such period.

               INTEREST EXPENSE -- for a Person, means, for any period, the sum of the aggregate interest expense of such Person for such period in respect of Indebtedness of such Person, as determined in accordance with GAAP.

               INVESTMENTS -- is defined in Section 7.9.

               LASALLE -- is defined in the introductory paragraph.

               LASALLE GUARANTY AGREEMENT -- is defined in
          Attachment A.

               LIABILITIES -- of any Person, means, at any time, all amounts which, in accordance with GAAP, would be included as liabilities on a balance sheet of such Person at such time.

               LICENSE, LICENSES -- means, individually and collectively, with respect to a Person, each license, permit, consent, certificate, certification, registration, declaration, approval, and filing with any Governmental Authority or body, or other person or entity required for or in connection with such Person's business.

               LIEN -- any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction other than any financing statement filed in connection with consignments or leases not intended as security).

               MATERIAL -- means material in relation to the business, operations, affairs, financial condition, assets or Properties of the Parent and its Subsidiaries taken as a whole.

               MATERIAL ADVERSE EFFECT -- means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or Properties of the Parent and its Subsidiaries taken as a whole, or (b) the ability of any Obligor to perform its obligations under any Financing Document, or (c) the validity or enforceability of any Financing Document.

               MEMORANDUM -- is defined in Attachment A.

               M&T -- means Manufacturers and Traders Trust
          Company.

               MULTIEMPLOYER PLAN -- means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

               NET INCOME -- of any Person, means, with respect to any period, all amounts that, in conformity with GAAP, would be included under net income on an income statement of such Person for such period.

               NET PROCEEDS AMOUNT -- means, with respect to any Transfer of any Property by any Person, an amount equal to the difference of

                    (a) the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus

                    (b) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer.

               NET WORTH -- for any Person, means, at any time, the amounts that would, in accordance with GAAP, be shown as shareholders' equity on a balance sheet of such Person at such time, excluding any positive amount attributable to
          (a) any deferred charge or prepaid expense of such Person, except for any prepaid interest, tax or insurance premium, (b) any treasury stock of such Person, (c) any unamortized debt discount or expense of such Person, (d) any write-up in the value of any asset on the records of such Person subsequent to the Closing Date, (e) any Investment of such Person, except for Investments permitted by Section 7.9, or (f) any Investment of such Person in any security in a Subsidiary of such Person in excess of the lesser of the cost or fair market value of such Security.

               1993 WARRANT AGREEMENT -- means the Warrant
          Agreement, made as of August 13, 1993, between the Parent (under its former name, International Metals Acquisition Corporation) and Continental Stock Transfer & Trust Company, as warrant agent, as such agreement may be amended, restated or otherwise modified from time to time (but subject to Section 7.1).

               1993 WARRANT CALL OPTION EVENT -- means any event or circumstance (including, without limitation, that, as of any date, the last sales price of the Parent Common Stock has been at least 181.81% of the then effective exercise price of the 1993 Warrants on each of 20 consecutive trading days ending on the third business day prior to such date) that, pursuant to the terms of the 1993 Warrant Agreement, permits the Parent to exercise its option under the 1993 Warrant Agreement to call all or a portion of the 1993 Warrants for redemption.

               1993 WARRANT EXERCISE ADJUSTED NET PROCEEDS AMOUNT
          -- means, as of any date of determination (whether before, on or after the occurrence of a 1993 Warrant Call Option Event), an amount equal to

                    (a) the aggregate amount of the proceeds paid to the Parent in respect of the exercise of 1993 Warrants exercised by or on behalf of the holders of 1993 Warrants at any time prior to such date of determination, minus

                    (b)  the sum of (i) the aggregate principal
          amount of Notes that as of such date of determination have been prepaid pursuant to Section 4.4(b) or Section 4.4(c), plus (ii) if as of such date of determination any principal amount of Notes shall have been called for prepayment pursuant to Section 4.4(b) or Section 4.4(c) but shall have not yet been prepaid, such principal amount of Notes called for prepayment but not yet prepaid, plus (iii) the aggregate amount of the redemption price required by the terms of the 1993 Warrant Agreement to be paid by the Parent in respect of any 1993 Warrants called for redemption, and actually redeemed, by the Parent prior to such date of determination.

               1993 WARRANT FORCED EXERCISE NET PROCEEDS AMOUNT -- means, as of any date of determination after the occurrence of a 1993 Warrant Call Option Event, an amount equal to

                    (a)  the aggregate amount of the proceeds
          payable to the Parent in respect of the exercise of 1993 Warrants exercised by or on behalf of the holders of 1993 Warrants during the period commencing with the occurrence of such 1993 Warrant Call Option Event and ending immediately prior to such date of determination, minus

                    (b)  the aggregate amount of the redemption
          price required by the terms of the 1993 Warrant Agreement to be paid by the Parent in respect of any 1993 Warrants called for redemption, and actually redeemed, by the Parent during such period.

               1993 WARRANT PROVISIONS TERMINATION DATE -- means the first date with respect to which both of the following conditions shall have been satisfied:

                    (a) on such date no 1993 Warrants (other than any 1993 Warrants that shall have expired on or before such date without being exercised and shall not be subject to exercise in the future) shall remain outstanding; and

                    (b) the Company shall have satisfied in full all of its prepayment obligations pursuant to Sections
          4.4(b) and 4.4(c).

               1993 WARRANTS -- means the Redeemable Common Stock
          Purchase Warrants issued by the Parent pursuant to the 1993 Warrant Agreement.

               NOTE AND STOCK PURCHASE AGREEMENTS -- is defined in
          Section 1.3.

               NOTES -- is defined in Section 1.1.

               OBLIGOR -- means any one or more of the Parent, the Company and LaSalle.

               OFFICER'S CERTIFICATE -- means, with respect to any Person, a certificate of a Senior Financial Officer or of any other officer of such Person whose responsibilities extend to the subject matter of such certificate.

               OTHER PURCHASERS -- is defined in Section 1.3.

               PARENT -- is defined in the introductory paragraph.

               PARENT COMMON STOCK -- means

                    (a) the common stock, stated value $.001 per share, of the Parent as constituted on the Closing Date, and

                    (b)  on any date after the Closing Date, any
          stock into which such Parent Common Stock shall have been changed or any stock resulting from any reclassification of such Parent Common Stock, and all other stock of any class or classes (however designated) of the Parent the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions of any shares entitled to preference.

               PARENT GUARANTY AGREEMENT -- is defined in
          Attachment A.

               PBGC -- means the Pension Benefit Guaranty
          Corporation referred to and defined in ERISA or any successor thereto.

               PERSON -- means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

               PLAN -- means, with respect to any Person, an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by such Person or any ERISA Affiliate of such Person or with respect to which such Person or any such ERISA Affiliate may have any liability.

               PREFERRED STOCK -- means any class of Capital Stock of a Person that is preferred over any other class of Capital Stock of such Person as to the payment of dividends or other equity distributions or the payment of any amount upon liquidation or dissolution of such Person.

               PREPAYMENT COMPENSATION -- means, with respect to any principal amount of Notes that is to be prepaid on any date or that has become or is declared to be immediately due and payable on any date pursuant to
          Section 10, as the context requires, an amount equal to the Applicable Percentage of such principal amount of Notes. As used in this definition, "APPLICABLE PERCENTAGE" means:

                    (a)  in the case of any prepayment of Notes
          pursuant to Section 4.3, or in the case of any Notes that have become or been declared to be immediately due and payable pursuant to Section 10, as the context requires, the Table Percentage determined as of such date (provided that nothing in this definition or elsewhere in this Agreement shall be construed to permit a prepayment of Notes pursuant to Section 4.3 prior to August 13, 2000, unless a 1993 Warrant Call Option Event shall have occurred and a prepayment of Notes pursuant to Section 4.4(b) shall have been effected);

                    (b)  in the case of any prepayment of Notes
          pursuant to Section 4.4, 7.0%; and

                    (c)  in the case of any prepayment of Notes
          pursuant to Section 4.6, the greater of (i) the Table
          Percentage determined as of such date or (ii) 7.0%.

          As used in this definition, "TABLE PERCENTAGE" means, as of any date, the applicable percentage set forth with respect to such date in the following table:

                 IF SUCH DATE IS           THEN THE APPLICABLE
                                              PERCENTAGE IS

             before or on August 13,              12.5%
                      2001

              after August 13, 2001               9.375%
             but before or on August
                    13, 2002

              after August 13, 2002               6.25%
             but before or on August
                    13, 2003

              after August 13, 2003               3.125%
           but before or on April 18,
                      2004

              after April 18, 2004                 0.0%

               PRO FORMA ADJUSTMENTS -- means, as applicable, and in connection with any determination at any time under
          Section 7.3(b)(ii) or Section 7.3(g) of Consolidated EBITDA for the then most recently ended period of four consecutive fiscal quarters of the Company, adjustments on a pro forma basis to Consolidated EBITDA for such period of four consecutive fiscal quarters, as follows: if an Acquisition (as defined below) shall have been completed during such period (or after the end of such period but at or before such time of determination), the results of operations of the Person that was the subject of an Acquisition shall be included in the determination of such Consolidated EBITDA; provided that, for the purposes of this definition, any such Acquisition shall be deemed to have occurred immediately prior to the beginning of such period of four consecutive fiscal quarters, and any Indebtedness Incurred to finance any such Acquisition shall be deemed to have been incurred immediately prior to the beginning of such period. For purposes of this definition, "ACQUISITION" means any acquisition, directly or indirectly, by the Company or any of its Subsidiaries, after the Closing Date, of any Capital Stock or other equity interests of a Person that concurrently with such acquisition becomes a Subsidiary of the Company, or all or substantially all of the assets of a Person.

               PROPERTY -- means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

               PROPERTY REINVESTMENT APPLICATION -- means, with respect to any Transfer of Property, the application of an amount equal to the Net Proceeds Amount with respect to such Transfer to the acquisition by the Company or any of its Subsidiaries of other Property to be used in the lines of business of the Company and its Subsidiaries permitted by this Agreement (including, without limitation, Property constituted by Capital Stock of any Person that with such application becomes a Subsidiary of the Company and engages in such lines of business).

               PROPOSED PREPAYMENT DATE -- is defined in Section
          4.6(c).

               PTCE 95-60 -- is defined in Section 13.2.

               PURCHASER -- means each Person identified in Annex as a purchaser of one or more Notes and shares of Purchaser Shares.

               PURCHASER SHARES -- is defined in Section 1.2.

               QPAM EXEMPTION -- means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

               QUANEX -- means Quanex Corporation, a Delaware corporation.

               REQUIRED HOLDERS -- means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Parent, the Company or any of their respective
          Subsidiaries or Affiliates).

               REQUIREMENT OF LAW -- with respect to any matter or Person means any law, rule, regulation, order, decree or other requirement having the force of law relating to such matter or Person, and, where applicable, any interpretation thereof by any authority having jurisdiction with respect thereto or charged with the administration thereof.

               RESPONSIBLE OFFICER -- means, with respect to any Person, any Senior Financial Officer and any other officer of such Person with responsibility for the administration of the relevant portion of this Agreement.

               RULE 144A -- means Rule 144A promulgated under the
          Securities Act, as such rule may be amended from time to time.

               SCHARF FAMILY TRUSTS -- means the Michael J. Scharf 1987 Grantor Income Trust, the Scharf Family 1989 Trust or any other trust, so long as, in each case, more than 50% of the beneficial interests in each such trust are held for the benefit of one or more of Mr. Scharf, Gilbert Scharf and individuals who are members, by blood or by marriage, of the respective families of Mr. Scharf and Gilbert Scharf.

               SCHARF, MR. -- means Michael J. Scharf.

               SECURITIES ACT -- means the Securities Act of 1933, as amended from time to time.

               SECURITY -- means "security" as defined in section
          2(1) of the Securities Act.

               SENIOR CREDIT AGREEMENT -- has the meaning assigned to such term in the definition of Senior Credit Agreement Debt in this Section 12.1.

               SENIOR CREDIT AGREEMENT DEBT -- means Indebtedness (including, without limitation, revolving Indebtedness) of the Company (a) to M&T, the other financial institutions for which M&T acts as facility agent and any Successor Lenders incurred or arising under the Revolving Credit and Term Loan Agreement, dated as of April 18, 1997 among the Company, LaSalle, M&T and any other financial institutions listed on the signature pages thereof, as heretofore and hereafter amended, supplemented or otherwise modified from time to time and under or in relation to any other agreements or documents executed in connection with, and as contemplated by, such Revolving Credit and Term Loan Agreement, as heretofore and hereafter amended, supplemented or otherwise modified from time to time and (b) to M&T incurred or arising under the Chattanooga Mortgage Loan Agreement (such agreement and such other agreements and documents referred to in the foregoing clauses (a) and (b) being referred to collectively as the "SENIOR CREDIT AGREEMENT"). Any direct or successive modification, extension, renewal, refunding or refinancing, including, without limitation, any reborrowing or reutilizing, of such Indebtedness shall continue to be deemed to be Senior Credit Agreement Debt for purposes of this Agreement (whether the lenders in respect thereof are M&T, the other financial institutions for which M&T acts as facility agent and/or one or more Successor Lenders). Any written agreement entered into between the Company and one or more of M&T, the other financial institutions for which M&T acts as facility agent or any Successor Lender in connection with the direct or successive extension, renewal, refunding or refinancing of Senior Credit Agreement Debt shall be deemed included within the defined term "Senior Credit Agreement".

               SENIOR DEBT -- means all of the payment obligations of the Company in respect of:

                    (a)  the outstanding principal amount of the
          Senior Credit Agreement Debt, provided that (i) if any portion of such Senior Credit Agreement Debt shall not have been Incurred under and in compliance with clause
          (a) or clause (b) of Section 7.3, then such portion of such principal amount shall not constitute Senior Debt, and (ii) in no event shall the aggregate outstanding principal amount of Senior Debt at any time exceed $101,500,000 minus the Senior Debt Reduction Amount at such time;

                    (b)  (i)  interest, if any, and premium, if
          any, on or in respect of the Indebtedness referred to in clause (a) above, provided that any such interest accruing subsequent to the commencement of a proceeding under the Bankruptcy Code in respect of Company shall be included in this clause (b) only to the extent that it is at the contract rate of interest (and not the default rate of interest) under the Senior Credit Agreement and only to the extent such interest is otherwise allowed in such proceeding;

                    (c)  the fees, if any (including, without
          limitation, commitment fees, agency fees and letter of credit fees), payable pursuant to the Senior Credit Agreement in respect of the Indebtedness referred to in clause (a) above;

                    (d) any other undertaking of the Company under the Senior Credit Agreement or any other Senior Security Document with respect to the payment of costs of collection, attorneys' fees and any other out-of-pocket expenses incurred by any holder of Indebtedness (or any agent in respect thereof) of the type referred to in clause (a) of this definition in connection with the enforcement of its rights and remedies with respect to such Indebtedness, any collateral securing the same or any guaranties provided therefor; and

                    (e)  any other out-of-pocket fees, costs and
          expenses of any holder of Indebtedness (or any agent in respect thereof) under the Senior Credit Agreement in respect of the Indebtedness referred to in clause (a) above.

               SENIOR DEBT EVENT OF DEFAULT -- is defined in
          Section 11.3(c).

               SENIOR DEBT EVENT OF DEFAULT BLOCKAGE PERIOD -- is defined in Section 11.3(c).

               SENIOR DEBT EVENT OF DEFAULT NOTICE -- is defined in
          Section 11.3(c).

               SENIOR DEBT PAYMENT APPLICATION -- means, with respect to any Transfer of Property that constitutes an Asset Disposition, the application by the Company or any of its Subsidiaries of cash in an amount equal to the Net Proceeds Amount with respect to such Transfer to pay principal of Senior Debt, so long as the maximum permitted principal amount of Senior Debt is, by operation of clause (b) of the definition of Senior Debt Reduction Amount, permanently reduced as a result of such payment of principal, provided that the Company shall deliver to each holder of Notes, within five Business Days after any Senior Debt Prepayment Application, a written notice describing such Transfer, specifying such Net Proceeds Amount and the principal amount of Senior Debt so paid, and stating that such application constitutes a Senior Debt Payment Application within the meaning of the Note and Stock Purchase Agreements.

               SENIOR DEBT REDUCTION AMOUNT -- means, at any time, the sum of the following amounts:

                    (a) the Senior Term Loan Reduction Amount at such time; plus

                    (b) the aggregate amount of payments, made at or prior to such time, of principal of Senior Debt pursuant to any one or more Senior Debt Payment
          Applications.

               SENIOR FINANCIAL OFFICER -- means, with respect to any Person, the chief financial officer, the comptroller or the treasurer of such Person (or another officer having substantially similar responsibilities).

               SENIOR SECURITY DOCUMENTS -- means the Senior Credit Agreement and all other documents and instruments in connection therewith, and, for purposes of avoidance of doubt, all documents and instruments evidencing or relating to any Indebtedness that shall have extended, renewed, refunded or refinanced (either directly or successively) the original Senior Credit Agreement Debt.

               SENIOR TERM LOAN -- means the "Term Loan" as such term is defined in Section 2.2(a) of the Senior Credit Agreement as in effect on the Closing Date, and any subsequent term loan or term loans under the Senior Credit Agreement as in effect from time to time.

               SENIOR TERM LOAN REDUCTION AMOUNT -- means, at any time, an amount equal to the aggregate amount of the payments of principal of the Senior Term Loan scheduled, pursuant to Section 2.2(b) of the Senior Credit Agreement as in effect on the Closing Date, to have been made at or before such time, whether or not such scheduled payments of principal have in fact been made at or before such time (each such scheduled payment of principal is sometimes referred to herein as a "SCHEDULED PRINCIPAL PAYMENT") (a copy of Section 2.2(b) of the Senior Credit Agreement as in effect on the Closing Date is attached to this Agreement as Exhibit E; such Exhibit shall be determinative for the purposes of this definition of Senior Term Loan Reduction Amount), provided that:

                    (a)  the Senior Term Loan Reduction Amount
          shall in no event be less than $0 or greater than $40,000,000;

                    (b)  all or a portion of any one or more
          Scheduled Principal Payments may, pursuant to an amendment, waiver or other modification effected pursuant to the applicable provisions of the Senior Credit Agreement, be deferred as to scheduled time of payment, and for purposes of the first paragraph of this definition the schedule of Scheduled Principal Payments referred to in such paragraph and set forth in Exhibit E shall be deemed to have been changed to give effect to such amendment, waiver or other modification and such deferral as to scheduled time of payment, so long as:

                         (i)  in no event shall the scheduled time
               of payment of any Scheduled Principal Payment be changed to a date that is later than April 1, 2005;

                         (ii)  in no event may more than 12
               Scheduled Principal Payments be so deferred in whole or in part (whether pursuant to one or more amendment, waiver or other modifications) during the period commencing immediately after giving effect to the Closing and ending at the first time at which none of the Company's obligations under the Note and Stock Purchase Agreements and the Notes shall remain outstanding; and

                         (iii)  within five Business Days after the
               effective date of any such amendment, waiver or other modification the Company shall deliver to each holder of Notes a copy of such amendment, waiver or other modification and a copy of the new schedule of Scheduled Principal Payments as so amended, waived or otherwise modified;

                    (c)  in the event that a Scheduled Principal
          Payment shall not have been made before or on the scheduled date therefor set forth in the schedule of Scheduled Principal Payments (as may be so amended, waived or otherwise modified), then the increase in the Senior Term Loan Reduction Amount (in the amount of such Scheduled Principal Payment) to be effected pursuant to the first paragraph of this definition shall not be deemed to be effective until the earlier of (i) the date that is 15 days after the scheduled date of payment of such Scheduled Principal Payment and (ii) the date of actual payment of such Scheduled Principal Payment.

               SIGNIFICANT SUBSIDIARY -- means, at any time, any Subsidiary of any Obligor that satisfies at least one of the following conditions:

                    (a) the portion of Consolidated Total Assets (determined with the assets of such Subsidiary being valued, for purposes of this clause (a), at the greater of (i) the book value thereof and (ii) the Fair Market Value thereof), determined as of the end of the then most recently ended fiscal year of such Obligor, attributable to such Subsidiary pursuant to GAAP is at least 10%, determined at such time, of Consolidated Total Assets; or

                    (b)  the portion of Consolidated Net Income,
          determined for the then most recently ended fiscal year of such Obligor, attributable to such Subsidiary in accordance with GAAP is at least 10%, determined for such period, of such Consolidated Net Income.

          Solely for the purpose of this definition of Significant Subsidiary, Consolidated Total Assets and Consolidated Net Income shall be determined by reference to such Obligor and its Subsidiaries, rather than by reference to the Company and its Subsidiaries.

               SOURCE -- is defined in Section 13.2.

               STOCKHOLDERS AGREEMENT -- is defined in Attachment
          A.

               SUBORDINATED DEBT -- means all obligations, liabilities and indebtedness of the Company now or hereafter existing, whether for principal, Prepayment Compensation, if any, interest, fees, expenses or otherwise, under or arising out of the Note and Stock Purchase Agreements or the Notes.

               SUBSIDIARY -- means, with respect to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries, or such Person and one or more of its Subsidiaries, owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Parent.

               SUBSIDIARY GUARANTY AGREEMENTS -- is defined in
          Section 6.8.

               SUCCESSOR LENDER -- means any original or successor lender to the Company in respect of the Senior Credit
          Agreement Debt.

               TRANSFER -- means, with respect to any Person, any transaction in which such Person sells, conveys, transfers, leases (as lessor) or otherwise disposes of any of its Property, including, without limitation, Company Subsidiary Stock, and including, without limitation, any consolidation, merger or other transaction the direct or indirect result of which is a disposition of all or a portion of any equity or other interest in any Person.

               WHOLLY-OWNED SUBSIDIARY -- means, with respect to any Person, at any time, any Subsidiary of such Person 100% of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of such Person and such Person's other Wholly-Owned Subsidiaries at such time.

               12.2  ACCOUNTING PRINCIPLES.

               Where the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation is required to be made for any purpose hereunder, it shall be done in accordance with GAAP as in effect on the date of, or at the end of the period covered by, the financial statements from which such asset, liability, item of income, or item of expense, is derived, or, in the case of any such computation, as in effect on the date as of which such computation is required to be determined, provided, that if any term defined herein includes or excludes amounts, items or concepts that would not be included in or excluded from such term if such term was defined with reference solely to GAAP, such term will be deemed to include or exclude such amounts, items or concepts as set forth herein.

          13.  PURCHASER REPRESENTATIONS, ETC.

               13.1  PURCHASE FOR INVESTMENT.

               You represent that you are purchasing the Notes and the Purchaser Shares for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their Property shall at all times be within your or their control. You understand that the Notes and the Purchaser Shares have not been registered under the Securities Act and may be resold only in compliance with applicable federal and state securities laws and, with respect to the federal securities laws, only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, that the Company is not required to register the Notes and that the Parent is not required to register the Purchaser Shares except as provided in the Stockholders Agreement. You agree that each Note will bear a legend substantially in the form set forth at the beginning of the form of Note in Exhibit A, provided that the requirement that each Note bear such a legend shall terminate as to any Note (and as to any other Note issued in substitution or exchange therefor) when such Note shall have been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering such Note or transferred pursuant to Rule 144 (or any successor provision) under the Securities Act.

               13.2  SOURCE OF FUNDS.

               You represent that at least one of the following statements is an accurate representation as to each source of funds (a "SOURCE") to be used by you to pay the purchase price of the Notes and the Purchaser Shares to be purchased by you hereunder:

                    (a)  GENERAL ACCOUNT -- you are an insurance
          company and the Source is an "insurance company general account," as such term is defined in Department of Labor Prohibited Transaction Class Exemption 95-60 (issued July 12, 1995) ("PTCE 95-60"), and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer (and affiliates thereof as defined in section V(a)(1) of PTCE 95-60) or by the same employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceeds 10% of the total reserves and liabilities of such general account as determined under PTCE 95-60 (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners Annual Statement filed with your state of domicile; or

                    (b)  SEPARATE ACCOUNT -- the Source is a
          separate account:

                         (i)  10% POOLED SEPARATE ACCOUNT -- that
               is an insurance company pooled separate account, within the meaning of Department of Labor Prohibited Transaction Class Exemption 90-1 (issued January 29,
               1990), and to the extent that there are any plans whose assets in such separate account exceed 10% of the assets of such separate account, you have disclosed the names of such plans to the Company in writing; or

                         (ii)  IDENTIFIED PLAN ASSETS -- that is
               comprised of employee benefit plans identified by you in writing and with respect to which the Company and the Parent hereby warrant and represent that, as of the Closing Date, neither the Obligors nor any ERISA Affiliate is a "party in interest" (as defined in section 3 of ERISA) or a "disqualified person" (as defined in section 4975 of the Code) with respect to any plan so identified; or

                         (iii)  GUARANTIED SEPARATE ACCOUNT -- that
               is maintained solely in connection with fixed contractual obligations of an insurance company, under which any amounts payable, or credited, to any employee benefit plan having an interest in such account and to any participant or beneficiary of such plan (including an annuitant) are not affected in any manner by the investment performance of the separate account (as provided by 29 CFR SECTION2510.3-101(h)(1)(iii)); or

                    (c) QPAM -- the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of "control" in section V(e) of the QPAM Exemption) owns a 5% or more interest in any Obligor and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this
          Section 13.2(c); or

                    (d)  GOVERNMENTAL PLAN -- the Source is a
          governmental plan; or

                    (e)  IDENTIFIED PLANS, ETC. -- the Source is
          one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this Section 13.2(e); or

                    (f)  EXEMPT, ETC. -- the Source does not
          include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

          As used in this Section 13.2, the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in section 3 of ERISA.

          14.  EXPENSES, ETC.

               14.1  TRANSACTION EXPENSES.

               Whether or not the transactions contemplated hereby are consummated, the Parent, the Company and LaSalle will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions (provided that such costs and expenses in connection with the transactions through and including the contemplated Closing, but not in connection with any amendments, waivers or consents, shall be limited to reasonable out-of-pocket costs and expenses) and in connection with any amendments, waivers or consents under or in respect of any Financing Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under the Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any of the Financing Documents, or by reason of being a holder of any Note, and (b) the costs and expenses, including, without limitation, financial advisors' fees, incurred in connection with the insolvency or bankruptcy of any Obligor or in connection with any work-out or restructuring of the transactions contemplated by any of the Financing Documents. The Parent, the Company and LaSalle will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

               14.2  SURVIVAL.

               The obligations of the Parent, the Company and LaSalle under this Section 14 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of the Financing Documents, and the termination of the Financing Documents.

          15.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

               All representations and warranties contained herein shall survive the execution and delivery of the Financing Documents, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to any of the Financing Documents shall be deemed representations and warranties of the Parent, the Company and LaSalle under this Agreement.

          16.  AMENDMENT AND WAIVER

               16.1  REQUIREMENTS.

               This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Parent, the Company, LaSalle and the Required Holders, except that
          (a) no amendment or waiver of any of the provisions of Sections 1, 2, 3 or 13, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby,
          (i) subject to the provisions of Section 10.3 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Prepayment Compensation on, the Notes, (ii) change the definition of Required Holders or the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 4, 9(a), 9(b), 10 and 16.

               16.2  SOLICITATION OF HOLDERS OF NOTES.

                    (a)  SOLICITATION.  The Company will provide
          each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 16 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

                    (b) PAYMENT. Neither the Parent, the Company nor LaSalle will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions of any of the Financing Documents unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

               16.3  BINDING EFFECT, ETC.

               Any amendment or waiver consented to as provided in this Section 16 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Parent, the Company and LaSalle without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between any Obligor and the holder of any Note nor any delay in exercising any rights hereunder, under any Note or under any other Financing Document shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "THIS AGREEMENT" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

               16.4  NOTES HELD BY OBLIGORS, ETC.

               Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under any Financing Document, or have directed the taking of any action provided in any Financing Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Parent, the Company, LaSalle, any of their respective Subsidiaries or any of their respective other Affiliates shall be deemed not to be outstanding.

          17.  NOTICES

               All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or
          (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                         (i)  if to you or your nominee, to you or
               it at the address specified for such communications in Annex 1, or at such other address as you or it shall have specified to the Company in writing,

                         (ii)  if to any other holder of any Note,
               to such holder at such address as such other holder shall have specified to the Company in writing,

                         (iii)  if to the Parent, to the Parent at
               677 Madison Avenue, New York, NY 10021, Attention:
               President, telephone (212) 317-1000, telecopier
               (212) 317-1001, or at such other address or telecopier as the Parent shall have specified to the holder of each Note in writing,

                         (iv)  if to the Company, to the Company
               (with a courtesy copy to the Parent) at 110 Hopkins Street, P.O. Box 399, Buffalo, NY 14240, Attention:
               President, telephone (716) 827-7010, telecopier
               (716) 827-8855, or at such other address or telecopier as the Company shall have specified to the holder of each Note in writing, or

                         (v)  if to LaSalle, to LaSalle (with
               courtesy copies to the Parent and the Company) at 1412 - 150th Street, Hammond, IN 46327, Attention:
               President, telephone (219) 853-6000, telecopier
               (219) 853-6095, or at such other address or telecopier as LaSalle shall have specified to the holder of each Note in writing.

          Notices under this Section 17 will be deemed given only when actually received.

          18.  REPRODUCTION OF DOCUMENTS

               This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed,
          (b) documents received by you at the Closing (except the Notes and the certificates evidencing the Purchaser Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Parent, the Company and LaSalle agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 18 shall not prohibit the Parent, the Company, LaSalle or any holder of Notes or Purchaser Shares from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

          19.  MISCELLANEOUS

               19.1  SUCCESSORS AND ASSIGNS.

               All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

               19.2  PAYMENTS, MISCELLANEOUS.

                    (a)  PAYMENTS DUE ON NON-BUSINESS DAYS.
          Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Prepayment Compensation or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

                    (b) PAYMENTS, WHEN RECEIVED. Any payment to be made to the holders of Notes hereunder or under the Notes shall be deemed to have been made on the Business Day such payment actually becomes available to such holder at such holder's bank prior to 11:00 a.m. (local time of such bank).

               19.3  SEVERABILITY.

               Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

               19.4  DIRECTLY OR INDIRECTLY.

               Where any provision herein refers to action to be taken by any Person, or that such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including, without limitation, actions taken by or on behalf of any partnership in which such Person is a general partner.

               19.5  SECTION HEADINGS AND TABLE OF CONTENTS, ETC.

               The titles of the Sections of this Agreement and the Table of Contents of this Agreement appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Agreement as a whole and not to any particular Section or other subdivision. Unless otherwise specified, references to Sections are to Sections of this Agreement, references to Annexes are to Annexes to this Agreement, references to Attachments are to Attachments to this Agreement and references to Exhibits are to Exhibits to this Agreement.

               19.6  CONSTRUCTION.

               Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

               19.7  COUNTERPARTS.

               This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

               19.8  GOVERNING LAW.

               THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

               19.9  CERTAIN CHANGES IN GAAP.

               If at any time any Obligor shall, in its reasonable judgment and after consulting with its independent certified accountants, determine that a change in GAAP shall have occurred after the Closing Date and that such change will have a material adverse effect on the ability of such Obligor to comply with any one or more of the covenants in this Agreement, each holder of Notes will, upon the written request of such Obligor, negotiate in good faith with such Obligor, and such Obligor will negotiate in good faith with each holder of Notes, to attempt to reach agreement within a reasonable period of time as to the terms of one or more mutually agreeable amendments or waivers, in accordance with Section 16, with respect to such covenants (or the definitions utilized therein) such that the material adverse effect of such change in GAAP on the ability of such Obligor to comply with such covenants is fairly and equitably adjusted for, taking into account the nature of such change and the original purpose of such covenants (or the definitions utilized therein). Each written request by an Obligor pursuant to the first sentence of this Section
          19.9 shall be accompanied by (i) a statement from the independent certified public accountants of such Obligor describing the applicable change in GAAP and demonstrating, on a pro forma basis and in reasonable detail, the effect that such change would have in respect of the computations or statements, as the case may be, required by the applicable covenants herein if such change had been effective throughout the Fiscal Year then most recently ended and (ii) a statement of one or more specific amendment or waiver provisions then proposed by such Obligor in connection with such change in GAAP. Unless and until such mutually agreeable amendments or waivers shall have become effective in accordance with
          Section 16, such covenants (and the definitions used therein) shall remain unchanged and in full force and effect.

             [REMAINDER OF PAGE INTENTIONALLY BLANK; NEXT PAGE IS
          SIGNATURE PAGE.]


               If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart hereof and returning such counterpart to the Company, whereupon this Agreement shall become binding among us in accordance with its terms.

                                        Very truly yours,

                                        NIAGARA CORPORATION

                                        By_________________________
                                           Name:
                                           Title:

                                        NIAGARA COLD DRAWN CORP.

                                        By_________________________
                                           Name:
                                           Title:

                                        LASALLE STEEL COMPANY

                                        By_________________________
                                           Name:
                                           Title:

          [SIGNATURE PAGE FOR NOTE AND STOCK PURCHASE AGREEMENT IN CONNECTION WITH THE ISSUANCE BY NIAGARA COLD DRAWN CORP. OF 12.5% SENIOR SUBORDINATED NOTES DUE 2005 AND THE
          ISSUANCE BY NIAGARA CORPORATION OF COMMON STOCK]


          Accepted:

          [PURCHASER]

          By________________________________
             Name:
             Title:



          [SIGNATURE PAGE FOR NOTE AND STOCK PURCHASE AGREEMENT IN CONNECTION WITH THE ISSUANCE BY NIAGARA COLD DRAWN CORP. OF 12.5% SENIOR SUBORDINATED NOTES DUE 2005 AND THE
          ISSUANCE BY NIAGARA CORPORATION OF COMMON STOCK]


                                   ANNEX 1
                         INFORMATION AS TO PURCHASERS

           Purchaser Name        THE PRUDENTIAL INSURANCE COMPANY OF
                                 AMERICA
           Name in which to      THE PRUDENTIAL INSURANCE COMPANY OF
           register Note(s)      AMERICA

           Note registration     R-1; $8,500,000
           number(s);
           Principal amount(s)

           Stock Certificate     No. IMAC 0216; 121,429 shares
           No.; Number of
           Purchaser Shares
           Payment on account
           of Note(s)

                Method           Federal Funds Wire Transfer

                Account          Bank of New York
                information      New York, New York
                                 ABA No.:  012-000-018

                                 Account No.:  890-0304-391, Prudential
                                 Managed Account

           Accompanying          Name of Company:    Niagara Cold Drawn
           information with                          Corp.
           respect to payment
           on the Notes          Description of
                                 Security:      12.5% Senior Subordinated
                                                Notes due  April 18, 2005

                                 PPN:           65334# AA 4

                                 Ref:           !INV _________!

                                 Due date and application (as among
                                 principal, Prepayment Compensation and
                                 interest) of the payment being made:

           Address for notices   The Prudential Insurance Company of
           and communications    America
           related to payments   Three Gateway Center
           on the Notes          100 Mulberry Street
                                 Newark, NJ 07102-4077
                                 Attention:  Manager, Billings and
                                 Collections
                                 Tel:  (201) 802-5260
                                 Fax:  (201) 802-8055
           Address for all       The Prudential Insurance Company of
           other notices and     America
           communications        c/o The Prudential Capital Group
                                 One Gateway Center, 11th Floor
                                 7-45 Raymond Boulevard West
                                 Newark, NJ 07102-5311
                                 Attention:  Managing Director
                                 Tel:  (201) 802-9182
                                 Fax:  (201) 802-3200


                                   ANNEX 1
                     INFORMATION AS TO PURCHASERS (cont.)

           Purchaser Name        THE PRUDENTIAL INSURANCE COMPANY OF
                                 AMERICA

           Receipt of            Manager, Trade Management
           telephonic            Tel:  (201) 802-7398
           prepayment notices    Fax:  (201) 802-9425

           Tax identification    22-1211670
           number


                                   ANNEX 1
                     INFORMATION AS TO PURCHASERS (cont.)

           Purchaser Name        THE EQUITABLE LIFE ASSURANCE SOCIETY OF
                                 THE UNITED STATES
           Name in which to      THE EQUITABLE LIFE ASSURANCE SOCIETY OF
           register Note(s)      THE UNITED STATES

           Note registration     R-2; $8,500,000
           number(s);
           Principal amount(s)

           Stock Certificate     No. IMAC 0217; 121,429 shares
           No.; Number of
           Purchaser Shares
           Payment on account
           of Note(s)

                Method           Federal Funds Wire Transfer

                Account          The Chase Manhattan Bank, N.A.
                information      1251 Avenue of the Americas
                                 New York, New York 10020
                                 ABA No.:  021-00-0021
                                 For the Account of: The Equitable Life
                                 Assurance Society of the
                                 United States
                                 Account No.:  037-2-409417

           Accompanying          Name of Company:    Niagara Cold Drawn
           information with                          Corp.
           respect to payment
           on the Notes          Description of
                                 Security:      12.5% Senior Subordinated
                                                Notes due  April 18, 2005

                                 PPN:           65334# AA 4

                                 Due date and application (as among
                                 principal, Prepayment Compensation and
                                 interest) of the payment being made:

           Address for notices   The Equitable Life Assurance Society of
           and communications    the United States
           related to payments   c/o Alliance Capital Management, L.P.
           on the Notes          135 West 50th Street 6th Floor
                                 New York, NY 10020
                                 Attention:  Treasury Services
           Address for all       The Equitable Life Assurance Society of
           other notices and     the United States
           communications        c/o Alliance Capital Management, L.P.
                                 1345 Avenue of the Americas, 41st Floor
                                 New York, NY 10105
                                 Attention:  Alliance Corporate Finance
                                             Group Inc.
                                             (212) 969-1547 - Phone
                                             (212) 969-1529 - Fax

           Tax identification    13-5570651
           number


                                   ANNEX 1
                     INFORMATION AS TO PURCHASERS (cont.)

           Purchaser Name        UNITED STATES FIDELITY AND GUARANTY
                                 COMPANY
           Name in which to      UNITED STATES FIDELITY AND GUARANTY
           register Note(s)      COMPANY

           Note registration     R-3; $3,000,000
           number(s);
           Principal amount(s)

           Stock Certificate     No. IMAC 0218; 42,857 shares
           No.; Number of
           Purchaser Shares
           Payment on account
           of Note(s)

                Method           Federal Funds Wire Transfer

                Account          The Bank of New York
                information      ABA No.:  021000018

                                 USF&G/IMG, # 368934
                                 IOC 565
                                 Attention:  Devika Soi'Emr

           Accompanying          Name of Company:    Niagara Cold Drawn
           information with                          Corp.
           respect to payment
           on the Notes          Description of
                                 Security:      12.5% Senior Subordinated
                                                Notes due  April 18, 2005

                                 PPN:           65334# AA 4

                                 Due date and application (as among
                                 principal, Prepayment Compensation and
                                 interest) of the payment being made:

           Address for notices   Falcon Asset Management, Inc.
           and communications    F/A United States Fidelity and Guaranty
           related to payments   Company
           on the Notes          Attn: Investment Operations
                                 P.O. Box 1138
                                 Baltimore, MD  21203-1138
                                 LB 0102
           Address for all       Falcon Asset Management, Inc.
           other notices and     F/A United States Fidelity and Guaranty
           communications        Company
                                 Attn: Investment Operations
                                 P.O. Box 1138
                                 Baltimore, MD  21203-1138
                                 LB 0102

           Address for           The Bank of New York
           delivery of           One Wall Street - 3rd Floor, Window A
           securities            New York, NY 10286

                                 A/C # 368934
                                 Attn: Devika Soi'Emr


                                   ANNEX 1
                     INFORMATION AS TO PURCHASERS (cont.)

           Purchaser Name        UNITED STATES FIDELITY AND GUARANTY
                                 COMPANY

           Tax identification    52-0515280
           number


                                   ANNEX 2
                       PAYMENT INSTRUCTIONS AT CLOSING

          RE: $20,000,000 12.5% SENIOR SUBORDINATED NOTES DUE 2005 ISSUED BY NIAGARA COLD DRAWN CORP.; 285,715 SHARES
               OF COMMON STOCK ISSUED BY NIAGARA CORPORATION

               In accordance with Section 1.2(b) of the Note and Stock Purchase Agreement, the Parent and the Company direct you to make payment for the Note or Notes and the Purchaser Shares being purchased by you by payment by federal funds wire transfer in immediately available funds of the purchase price thereof to:

                    Manufacturers and Traders Trust Company
                    Buffalo, NY

                    ABA no.:  022000046

                    Account no.:  9622283

                    Account name:  Niagara Cold Drawn Corp.

                    Contact person at bank:

                         Name:  Robert Kush
                         Phone no.:  (716) 848-7348


                                                       ATTACHMENT A

          A.   WARRANTIES AND REPRESENTATIONS OF THE OBLIGORS

               To induce you to enter into this Agreement and to purchase and pay for the Notes and Purchaser Shares to be delivered to you at the Closing, each of the Parent, the Company and LaSalle makes the following warranties and representations, effective as of the date of the Parent's, the Company's and LaSalle's execution of this Agreement, as of the Closing Date immediately prior to the Closing and as of the Closing Date immediately after giving effect to the Acquisition:

               A.1  ORGANIZATION; POWER AND AUTHORITY.

               Each Obligor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing (or, with respect to the State of Indiana, is duly authorized to transact business in such State) in each jurisdiction in which Property is owned, leased or operated or in which the business it currently transacts makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate power and authority to own or hold under lease the Properties it purports to own or hold under lease, to transact the business it currently transacts, to execute and deliver each Financing Document to which it is or is to be a party and to perform the provisions hereof and thereof.

               A.2  AUTHORIZATION, ETC.

               The Financing Documents have been duly authorized by all necessary corporate action on the part of each Obligor that is a party thereto, and each of the Financing Documents (other than the Notes) constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Obligor party thereto enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Purchaser Shares have been duly authorized by all necessary corporate action on the part of the Parent, and such Purchaser Shares when issued will be validly issued, fully paid, non-assessable and free and clear of any Lien.

               A.3  DISCLOSURE.

               The Company, through its agent, CIBC Wood Gundy Securities Corp., has delivered to you a copy of an Information Memorandum (including, without limitation, all appendices thereto and the accompanying Supplemental Information Volume, collectively, the "MEMORANDUM"), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal Properties of the Parent and the Subsidiaries. Except as disclosed in Part A.3 of Annex 3 (or, with respect to the Parent and the Company, in the Parent's Form 10-K for the fiscal year ended December 31, 1996 of the Parent filed with the Securities and Exchange Commission, and, with respect to LaSalle, in the Disclosure Schedule to the Acquisition Agreement), the Financing Documents, the Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Company or the Parent in connection with the transactions contemplated by the Financing Documents and the financial statements listed in Part A.5 of Annex 3, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in Part A.3 of Annex 3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Part A.5 of Annex 3, since December 31, 1996 with respect to the Parent and the Company and since October 31, 1996 with respect to LaSalle, there has been no change in the business, operations, affairs, financial condition, assets or Properties of the Parent or any of the Subsidiaries except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Parent or the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to you by or on behalf of the Parent or the Company specifically for use in connection with the transactions contemplated hereby. Without limiting any of the Company's and the Parent's representations and warranties in this Section A.3, it is understood that neither you, the Parent, nor the Company has intended that the scope of disclosure made to you in the materials referred to in this Section A.3 would be the same as that in, or would address all the matters customarily addressed in, a registration statement filed in connection with a public offering under the Securities Act.

               A.4  ORGANIZATION AND OWNERSHIP OF SHARES OF
          SUBSIDIARIES; AFFILIATES.

                    (a)  Part A.4 of Annex 3 contains (except as
          noted therein) complete and correct lists of (i) the Subsidiaries, showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its organization and the percentage of shares of each class of its Capital Stock or similar equity interests outstanding owned by the Parent and each other Subsidiary, (ii) the Parent's Affiliates (to the knowledge of the Parent), other than Subsidiaries of the Parent (provided, that the Parent expresses no representation or warranty as to whether or not any Purchaser may be an Affiliate), (iii) the Parent's directors and senior officers, and (iv) the Company's directors and senior officers. The Company is a Wholly-Owned Subsidiary of the Parent. After giving effect to the Acquisition, LaSalle will be a Wholly-Owned Subsidiary of the Company.

                    (b) All of the outstanding shares of Capital Stock or similar equity interests of each Subsidiary have been validly issued, are fully paid and nonassessable and are owned by the Parent or another Wholly-Owned Subsidiary of the Parent free and clear of any Lien (except as otherwise disclosed in Part A.4 of Annex 3).

                    (c) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing (or, with respect to the State of Indiana, is duly authorized to transact business in such State) in each jurisdiction in which Property is owned, leased or operated or in which the business it currently transacts makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary has the corporate or other power and authority to own or hold under lease the Properties it purports to own or hold under lease and to transact the business it currently transacts.

                    (d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than the Note and Stock Purchase Agreements, the agreements listed in Part A.4 of Annex 3 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Parent or the Company or any of the Subsidiaries that owns outstanding shares of Capital Stock or similar equity interests of such Subsidiary.

               A.5  FINANCIAL STATEMENTS.

               The Parent has delivered to each Purchaser copies of the financial statements of the Parent and the Subsidiaries listed in Part A.5 of Annex 3. All of said financial statements (including in each case the related schedules and notes) fairly present, in all material respects, the consolidated financial position of the Parent and the Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

               A.6  COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

               The execution, delivery and performance by the Obligors of the Financing Documents will not

                    (a)  contravene, result in any breach of, or
          constitute a default under, or result in the creation of any Lien in respect of any Property of the Parent or any of the Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Parent or any of the Subsidiaries is bound or by which the Parent or any of the Subsidiaries or any of their respective Properties may be bound or affected,

                    (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Parent or any of the Subsidiaries, or

                    (c)  violate any provision of any statute or
          other rule or regulation of any Governmental Authority applicable to the Parent or any of the Subsidiaries.

               A.7  GOVERNMENTAL AUTHORIZATIONS, ETC.

               Except as disclosed in Part A.7 of Annex 3, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Obligors of the Financing Documents.

               A.8  LITIGATION; OBSERVANCE OF AGREEMENTS, STATUTES
          AND ORDERS.

                    (a) Except as disclosed in Part A.8 of Annex 3, there are no actions, suits or proceedings pending or, to the knowledge of the Company or the Parent, threatened against or affecting the Parent or any of the Subsidiaries or any Property of the Parent or any of the Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                    (b)  Neither the Parent nor any of the
          Subsidiaries is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

               A.9  TAXES.

               Each of the Obligors has filed all tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their Properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or
          (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Obligor has established adequate reserves in accordance with GAAP. Neither the Parent nor the Company knows of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.

               A.10  TITLE TO PROPERTY; LEASES.

               The Parent and the Subsidiaries have good and sufficient title to, or valid leasehold interests in, their respective Properties that individually or in the aggregate are Material, including all such Properties reflected in the most recent audited balance sheet referred to in Section A.5 or purported to have been acquired by the Parent or any of the Subsidiaries after the date of such balance sheet date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by the Financing Documents. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

               A.11  LICENSES, PERMITS, ETC.

               Except as disclosed in Part A.11 of Annex 3,

                    (a)  the Parent and the Subsidiaries own or
          possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

                    (b)  to the best knowledge of the Parent and
          the Company, no product or practice of the Parent or any of the Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

                    (c)  to the best knowledge of the Parent and
          the Company, there is no Material violation by any Person of any right of the Parent or any of the Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Parent or any of the Subsidiaries.

               A.12  COMPLIANCE WITH ERISA.

                    (a) The Parent and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Parent nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA other than liability for premiums payable to the PBGC or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA) that has not been satisfied in full, and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Parent or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, Properties or assets of the Parent or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

                    (b) Except as set forth in Part A.12 of Annex 3, the present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in section 3 of ERISA.

                    (c) The Parent and the ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

                    (d) Except as set forth in Part A.12 of Annex 3, the accumulated postretirement benefit obligation (determined as of the last day of the Parent's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Parent and the Subsidiaries is not Material.

                    (e) Part A.12 of Annex 3 sets forth all ERISA Affiliates of the Parent and all "employee benefit plans" maintained by the Parent or the Company (or any "affiliate" thereof) or in respect of which the Notes or the Purchaser Shares could constitute an "employer security" ("employee benefit plan" has the meaning specified in section 3 of ERISA, "affiliate" has the meaning specified in section 407(d) of ERISA and section V of PTCE 95-60 and "employer security" has the meaning specified in section 407(d) of ERISA).

                    (f)  The execution and delivery of the
          Financing Documents and the issuance and sale of the Notes and the Purchaser Shares hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Parent and the Company in the first sentence of this Section A.12(f) is made in reliance upon and subject to the accuracy of your representation in Section 13.2 as to the sources of the funds used to pay the purchase price of the Notes and the Purchaser Shares to be purchased by you.

               A.13  PRIVATE OFFERING BY THE PARENT AND THE
          COMPANY.

               Neither any Obligor, nor any Person acting on behalf of any Obligor, has offered the Notes, the Purchaser Shares or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you and not more than 75 other Institutional Investors, each of which has been offered the Notes and the Purchaser Shares at a private sale for investment. None of the Company, the Parent or anyone acting on behalf of either one or both of them has taken, or will take, any action that would subject the issuance or sale of the Notes and the Purchaser Shares to the registration requirements of section 5 of the Securities Act. For purposes of this Section A.13 only, each reference to the Notes shall be deemed to include a reference to the Guaranty Agreements.

               A.14  USE OF PROCEEDS; MARGIN REGULATIONS.

               The Parent and the Company will apply the proceeds of the sale of the Notes and the Purchaser Shares as set forth in Part A.14 of Annex 3. No part of the proceeds from the sale of the Notes and the Purchaser Shares hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 2% of the value of the consolidated assets of the Parent and the Subsidiaries and the Parent does not have any present intention that margin stock will constitute more than 2% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation G.

               A.15  CAPITALIZATION.

                    (a)  CAPITALIZATION.  Part A.15 of Annex 3
          correctly sets forth, after giving effect to the issuance of Notes and the Purchaser Shares and all other contemporaneous transactions contemplated hereby on the Closing Date:

                         (i)  the authorized and outstanding shares
               of Capital Stock of the Parent;

                         (ii)  all options, warrants and other
               rights to purchase from the Parent any Capital Stock of the Parent, together with descriptions of the terms thereof; and

                         (iii)  the number of shares of each class
               of Capital Stock of the Parent into which such options, warrants and rights are exercisable, the price at which such exercise or conversion may be made and the percentage of the shares of each class, on a fully diluted basis, so represented by such options, warrants or other rights.

          All such outstanding shares of Capital Stock of the Parent have been duly authorized and validly issued and are fully paid and non-assessable. Immediately upon issuance in accordance with the provisions of the Financing Documents, and prior to the imposition of any Lien upon the Purchaser Shares created by or through any Purchaser, such Purchaser Shares will be fully paid, non-assessable and free and clear of any Lien other than those set forth in the Stockholders Agreement. There are no obligations (contingent or otherwise) of the Parent to repurchase or otherwise acquire or retire any shares of capital stock (or options to purchase the same) of the Parent, and there are no preemptive rights, subscription rights, or other contractual rights similar in nature to preemptive rights with respect to any such Capital Stock, other than in each case as set forth in the certificate of incorporation of the Parent as in effect on the Closing Date and the Stockholders Agreement.

                    (b) STOCKHOLDERS' AGREEMENTS. Other than the Stockholders Agreement, there is no other agreement or understanding between or among the holders of the Capital Stock of the Parent regarding the Capital Stock of the Parent or any other matter covered by the Stockholders Agreement.

               A.16  EXISTING INDEBTEDNESS; FUTURE LIENS.

                    (a) Except as described therein, Part A.16 of Annex 3 sets forth a complete and correct list of all outstanding Indebtedness of the Parent and the Subsidiaries as of March 31, 1997, since which date there has been no Material change in the amounts, interest rates, sinking funds, instalment payments or maturities of the Indebtedness of the Parent or the Subsidiaries. Neither the Parent nor any of the Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Parent or any such Subsidiary and no event or condition exists with respect to any Indebtedness of the Parent or any such Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

                    (b) Except as disclosed in Part A.16 of Annex 3, neither the Parent nor any of the Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 7.4.

               A.17  FOREIGN ASSETS CONTROL REGULATIONS, ETC.

               None of the sale of the Notes by the Company hereunder, the sale of the Purchaser Shares by the Parent hereunder, or their use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

               A.18  STATUS UNDER CERTAIN STATUTES.

               Neither the Parent nor any of the Subsidiaries is subject to regulation (a) as an "investment company" under the Investment Company Act of 1940, as amended, (b) as a "holding company" under the Public Utility Holding Company Act of 1935, as amended, (c) under the Transportation Acts, as amended, or (d) as a "regulated utility" under the Federal Power Act, as amended.

               A.19  ENVIRONMENTAL MATTERS.

               Neither the Parent nor any of the Subsidiaries has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Parent or any of the Subsidiaries or any of their respective real Properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as disclosed in reports by Metcalf & Eddy entitled Environmental Assessment, Final Report, LaSalle Steel Company; and Sampling Report, Final Submittal; each dated November 8, 1996 or as disclosed in Part A.19 of Annex 3, or as otherwise disclosed to you in writing:

                    (a)  neither the Parent nor any of the
          Subsidiaries has knowledge of any facts that would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real Properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

                    (b)  neither the Parent nor any of the
          Subsidiaries has stored any Hazardous Materials on real Properties now or formerly owned, leased or operated by any of them or disposed of any Hazardous Materials in a manner contrary to any Environmental Laws, in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

                    (c) all buildings on all real Properties now owned, leased or operated by the Parent or any of the Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

               A.20  SOLVENCY.

               Immediately prior to the consummation of the Acquisition and the Closing and after giving effect thereto, the Obligors, both individually and on a Consolidated basis, shall be, and are, Solvent. For the purposes of this representation, "SOLVENT" means, as to any Person or Persons, both that such Person or Persons have (i) the ability to pay their debts as they mature in the ordinary course of business, and (ii) an excess of assets over liabilities.

               A.21 REPRESENTATIONS AND WARRANTIES OF OBLIGORS IN OTHER FINANCING DOCUMENTS.

               Each of the representations and warranties of each Obligor contained in the other Financing Documents is true and correct.

               A.22  BUSINESS COMBINATION.

               A "Business Combination" (as such term is defined in Article SIXTH of the Restated Certificate of
          Incorporation of the Parent, as in effect on the Closing
          Date) has occurred.

               A.23  ALL DOCUMENTS PROVIDED.

               The Company has provided to you true, correct and complete copies of each of the following, in each case, as are in effect on the Closing Date and as are to take effect upon the consummation of the Acquisition:

                    (a) the Acquisition Agreement, together with all exhibits and schedules thereto, and of each document required under the Acquisition Agreement to be delivered or filed in connection with the consummation of the Acquisition Agreement;

                    (b) the Senior Credit Agreement, together with all exhibits and schedules thereto, and of each document required under the Senior Credit Agreement to be delivered or filed in connection with the consummation of the Senior Credit Agreement;

                    (c) the 1993 Warrant Agreement, together with all exhibits and schedules thereto; and

                    (d)  all agreements or other documents that
          evidence or otherwise set forth rights with respect to the capital stock or other equity securities of the Parent (other than the Note and Stock Purchase Agreements and the Stockholders Agreement).


                                                       ATTACHMENT B

          B.   CLOSING CONDITIONS

               Your obligations under this Agreement, including, without limitation, the obligation to purchase and pay for the Notes and the Purchaser Shares to be delivered to you at the Closing, are subject to the following conditions precedent:

               B.1  OPINIONS OF COUNSEL.

               You shall have received from

                    (a)  Skadden, Arps, Slate, Meagher & Flom,
          special counsel for the Obligors and Mr. Scharf, and

                    (b)  Hebb & Gitlin, your special counsel,

          closing opinions, each dated as of the Closing Date, substantially in the respective forms set forth in Exhibit B1 and Exhibit B2 and as to such other matters as you may reasonably request. This Section B.1 shall constitute direction by the Parent, the Company and LaSalle to such counsel named in the immediately preceding clause (a) to deliver such closing opinion to you. In addition, you shall have received copies of the opinions delivered in connection with the consummation of the Acquisition Agreement, accompanied by letters from counsel rendering such opinions stating that you are entitled to rely on such opinions as if they were addressed to you.

               B.2  WARRANTIES AND REPRESENTATIONS TRUE.

               The warranties and representations of each of the Obligors in Attachment A and elsewhere in the Financing
          Documents shall be true on the Closing Date with the same effect as though made on and as of that date.

               B.3  COMPLIANCE WITH FINANCING DOCUMENTS AND
          STOCKHOLDERS AGREEMENT.

               Each of the Obligors shall have performed and complied with all agreements and conditions contained in the Financing Documents that are required to be performed or complied with by each such Obligor on or prior to the Closing Date, and such performance and compliance shall remain in effect on the Closing Date. Each Other Stockholder (as such term is defined in the Stockholders Agreement) shall have performed and complied with all agreements and conditions contained in the Stockholders Agreement that are required to be performed or complied with by each such Person on or prior to the Closing Date, and such performance shall remain in effect on the Closing Date.

               B.4  OBLIGORS' CERTIFICATES.

                    (a)  OFFICERS' CERTIFICATES.  Each of the
          Company and LaSalle shall have delivered to you a certificate signed by two Senior Financial Officers of such Obligor and the Parent shall have delivered to you a certificate signed by one Senior Financial Officer of the Parent, in each case dated the Closing Date, certifying that the conditions specified in Section B.2 and Section
          B.3 have been fulfilled and as to such other matters as you may reasonably request.

                    (b) SECRETARIES' CERTIFICATES. Each Obligor shall have delivered to you a certificate signed by the Secretary or an Assistant Secretary of such Obligor certifying as to true and correct copies attached thereto of the charter documents and bylaws of such Obligor and the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Documents.

               B.5  LEGALITY.

               The Notes and the Purchaser Shares shall on the Closing Date qualify as a legal investment for you under applicable insurance law (without regard to any "basket" or "leeway" provisions), and the acquisition thereof shall not subject you to any penalty or other onerous condition pursuant to any such law or regulation, and you shall have received such evidence as you may reasonably request to establish compliance with this condition.

               B.6  ACQUISITION AGREEMENT AND RELATED DOCUMENTS.

               You shall have received a copy of the Acquisition Agreement as executed (including any amendment or modification thereto), together with all exhibits and schedules thereto, and of each document required under the Acquisition Agreement to be delivered or filed in connection with the consummation of the Acquisition Agreement (collectively, the "ACQUISITION DOCUMENTS"), certified as true, correct and complete by a Senior Financial Officer of the Company. All conditions precedent to the consummation of the Acquisition Agreement shall have occurred, all governmental authorizations, consents, approvals, exemptions or other actions required in connection with the Acquisition Agreement shall have been duly received or taken, and the transactions contemplated by the Acquisition Agreement shall have been duly consummated (or you shall have received evidence to your satisfaction that such transactions are closing contemporaneously with the Closing) substantially in accordance with the terms of the Acquisition Agreement.

               B.7  SENIOR CREDIT AGREEMENT AND RELATED DOCUMENTS.

               You shall have received a copy of the Senior Credit Agreement as executed, together with all exhibits and schedules thereto, and of each document required under the Senior Credit Agreement to be delivered or filed in connection with the consummation of the Senior Credit Agreement, certified as true, correct and complete by a Senior Financial Officer of the Company. All conditions precedent to the consummation of the initial borrowing under the Senior Credit Agreement shall have occurred, all governmental authorizations, consents, approvals, exemptions or other actions required in connection with the Senior Credit Agreement shall have been duly received or taken, and the transactions contemplated by the Senior Credit Agreement shall have been duly consummated (or shall simultaneously be occurring) substantially in accordance with the terms of the Senior Credit Agreement.

               B.8  STOCKHOLDERS AGREEMENT.

               A Stockholders Agreement, in the form of Exhibit D
          (the "STOCKHOLDERS AGREEMENT"), shall have been duly executed and delivered by the Parent, Mr. Scharf and each Purchaser, and shall be in full force and effect.

               B.9  GUARANTY AGREEMENTS.

               A Guaranty Agreement, in the form of Exhibit C1 with respect to the Parent (the "PARENT GUARANTY AGREEMENT"), and in the form of Exhibit C2 with respect to LaSalle (the "LASALLE GUARANTY AGREEMENT"), shall have been duly executed and delivered by the Parent or LaSalle, as the case may be, and shall be in full force and effect.

               B.10  PRIVATE PLACEMENT NUMBER.

               The Obligors shall have obtained for the Notes a Private Placement Number issued by the CUSIP Service
          Bureau of Standard & Poor's, a division of McGraw-Hill,
          Inc.

               B.11  SALE OF OTHER NOTES AND PURCHASER SHARES.

               Contemporaneously with the Closing,

                    (a)  the Company shall sell to the Other
          Purchasers the Notes, and

                    (b)  the Parent shall sell to the Other
          Purchasers the Purchaser Shares

          to be purchased by each such Other Purchaser at the Closing pursuant to the Note and Stock Purchase Agreement to which it is a party as specified in Annex 1.

               B.12  EXPENSES.

               All fees and disbursements required to be paid pursuant to Section 14 shall have been paid in full.

               B.13  ENVIRONMENTAL MATTERS.

               You shall have received copies of all environmental reports and other similar information as you shall request with respect to the Properties of the Obligors.

               B.14  PROCEEDINGS SATISFACTORY.

               All proceedings taken in connection with the issuance and sale of the Notes and the Purchaser Shares and all documents and papers relating thereto shall be satisfactory to you and your special counsel. You and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or in connection with your special counsel's closing opinion, all in form and substance satisfactory to you and your special counsel.